EXHIBIT 10.1

$60,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
among
CKX, INC.,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

Dated as of April 15, 2011

J.P. MORGAN SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC.
and
UBS SECURITIES LLC,
as Joint Lead Arrangers and Joint Book ManagersTABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS
1.1. 1.2.	Defined Terms Other Definitional Provisions

SECTION 2. THE LOANS
2.1. 2.2. 2.3. 2.4.	Existing Loans; Commitments Procedure for Loan Borrowing Fees, Etc Repayment of Loans

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS
3.1. 3.2. 3.3. 3.4. 3.5. 3.6. 3.7. 3.8. 3.9. 3.10. 3.11. 3.12. 3.13. 3.14.
Optional Prepayments
Conversion and Continuation Options
Limitations on Eurodollar Tranches
Interest Rates and Payment Dates
Computation of Interest and Fees
Inability to Determine Interest Rate
Pro Rata Treatment and Payments
Requirements of Law
Taxes
Indemnity
Change of Lending Office
Replacement of Lenders
Evidence of Debt
Illegality

SECTION 4. REPRESENTATIONS AND WARRANTIES
4.1. 4.2. 4.3. 4.4. 4.5. 4.6. 4.7. 4.8. 4.9. 4.10. 4.11. 4.12. 4.13. 4.14. 4.15. 4.16. 4.17. 4.18. 4.19. 4.20. 4.21. 4.22.
Financial Condition
No Change
Corporate Existence; Compliance with Law
Power; Authorization; Enforceable Obligations
No Legal Bar
Litigation
No Default
Ownership of Property; Liens
Intellectual Property
Taxes
Federal Regulations
Labor Matters
ERISA.
Investment Company Act; Other Regulations
Subsidiaries
Use of Proceeds
Environmental Matters
Accuracy of Information, Etc.
Security Documents
Solvency
Senior Indebtedness
Foreign Assets Control Regulations and Anti-Money Laundering

SECTION 5. CONDITIONS PRECEDENT
5.1.	Conditions to Restatement Date

SECTION 6. AFFIRMATIVE COVENANTS
6.1. 6.2. 6.3. 6.4. 6.5. 6.6. 6.7. 6.8. 6.9. 6.10. 6.11. 6.12. 6.13.
Financial Statements
Certificates; Other Information
Payment of Obligations
Maintenance of Existence; Compliance
Maintenance of Property; Insurance
Inspection of Property; Books and Records; Discussions
Notices
Intellectual Property
Environmental Laws
Additional Collateral, Etc.
Further Assurances
Use of Proceeds
Post-Closing Obligations

SECTION 7. NEGATIVE COVENANTS
7.1. 7.2. 7.3. 7.4. 7.5. 7.6. 7.7. 7.8. 7.9. 7.10. 7.11. 7.12. 7.13. 7.14. 7.15. 7.16. 7.17. 7.18. 7.19. 7.20.
Financial Condition Covenants
Indebtedness
Liens
Fundamental Changes
Disposition of Property
Restricted Payments
Capital Expenditures
Investments
Optional Payments and Modifications of Certain Debt Instruments
Transactions with Affiliates
Sales and Leasebacks
Hedge Agreements
Changes in Fiscal Periods
Negative Pledge Clauses
Clauses Restricting Subsidiary Distributions
Lines of Business
Certain Amendments
Accounting Changes
Intellectual Property
Hazardous Substances

SECTION 8. EVENTS OF DEFAULT
SECTION 9. THE AGENTS
9.1. 9.2. 9.3. 9.4. 9.5. 9.6. 9.7. 9.8. 9.9. 9.10. 9.11. 9.12. 9.13.
Appointment
Delegation of Duties
Exculpatory Provisions
Reliance by Agents
Notice of Default
Non-Reliance on Agents and Other Lenders
Indemnification
Agent in Its Individual Capacity
Successor Agents
Agents Generally
The Joint Lead Arrangers
Withholding Tax
Security Documents

SECTION 10. MISCELLANEOUS
10.1. 10.2. 10.3. 10.4. 10.5. 10.6. 10.7. 10.8. 10.9. 10.10. 10.11. 10.12. 10.13. 10.14. 10.15. 10.16. 10.17. 10.18. 10.19.
Amendments and Waivers
Notices
No Waiver; Cumulative Remedies
Survival of Representations and Warranties
Payment of Expenses and Taxes
Successors and Assigns; Participations and Assignments
Adjustments; Set-off
Counterparts
Severability
Integration
GOVERNING LAW
Submission To Jurisdiction; Waivers
Acknowledgments
Releases of Guarantees and Liens
Confidentiality
WAIVERS OF JURY TRIAL
USA PATRIOT Act
Amendment and Restatement
Headings

ANNEXES:

I II	New Commitments Rollover Commitments
SCHEDULES:

4.1 4.4 4.3 4.13 4.15 4.19 6.13(b) 6.13(d) 7.2(d) 7.3(f) 7.10
Contingent Liabilities
Consents, Authorizations, Filings and Notices
Corporate Existence
ERISA
Subsidiaries; Subscriptions, Warrants, Etc.
Filing Jurisdictions
Copyright Filings and Registrations
Share Certificates
Existing Indebtedness
Existing Liens
Affiliate Transactions

EXHIBITS:

A B C D-1 D-2 E-1 E-2 F G H I-1 I-2 J K L M
Form of Assignment and Assumption
Form of Compliance Certificate
Form of Guarantee and Collateral Agreement
Form of UK Charge Over Shares
Form of UK Supplemental Charge Over Shares
Form of UK Debenture
Form of UK Supplemental Debenture
Form of Exemption Certificate
Form of Note
Form of Restatement Date Certificate
Form of Legal Opinion of Paul, Hastings, Janofsky and Walker LLP (US)
Form of Legal Opinion of Paul, Hastings, Janofsky and Walker LLP (UK)
Form of Solvency Certificate
Subordination Provisions
Form of Reaffirmation Agreement
Form of Non-Disturbance Agreement

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among CKX, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), with J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC. and UBS SECURITIES LLC, as joint lead arrangers and joint book managers (collectively, in such capacities, the “Joint Lead Arrangers”).

RECITALS

WHEREAS, the Borrower, certain banks and other financial institutions or entities party thereto as lenders (the “Existing Lenders”), the agents and arrangers party thereto and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Existing Agent”), are parties to the Revolving Credit Agreement, dated as of May 24, 2006 (as amended by the First Amendment and Waiver, dated as of February 20, 2007, the Second Amendment, dated as of June 1, 2007, the Third Amendment, dated as of September 27, 2007, the Fourth Amendment, dated as of March 12, 2010, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), pursuant to which the Existing Lenders extended certain senior credit facilities to the Borrower;

WHEREAS, the Borrower desires that certain of the Existing Lenders and other parties hereto agree to amend and restate the Original Credit Agreement in its entirety to: (a) terminate the Existing Commitments in the manner set forth herein, (b) convert certain Existing Loans into Loans made hereunder in the manner set forth herein, (c) provide for the making of New Loans in the manner set forth herein and (d) make certain other changes, in each case as more fully set forth herein, which amendment and restatement shall become effective upon the Restatement Date;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement and that this Agreement amend and restate in its entirety the Original Credit Agreement and re-evidence the Obligations outstanding on the Restatement Date as contemplated hereby; and

WHEREAS, it is the intent of the Borrower to confirm that all Obligations, as amended hereby, shall continue in full force and effect and that, from and after the Restatement Date, all references to the “Credit Agreement” contained in the Loan Documents shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree to amend and restate the Original Credit Agreement as follows:

SECTION 1.   DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Indebtedness”: Indebtedness of any Person that becomes a Subsidiary of the Borrower or one of its Subsidiaries after the Restatement Date in connection with a Permitted Acquisition or Permitted Joint Venture, but only to the extent such Indebtedness was outstanding prior to giving effect to such Permitted Acquisition or Permitted Joint Venture and was not incurred in contemplation of or for purposes of consummating such Permitted Acquisition or Permitted Joint Venture.

“Administrative Agent”: as defined in the recitals.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 5.0% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Exposure”: with respect to any Lender at any time, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Margin”: the rate per annum equal to (a) 3.00% in the case of Eurodollar Loans and (b) 2.00% in the case of Base Rate Loans.

“Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including, without limitation, the sale of Capital Stock in any Subsidiary and the issuance by any Subsidiary of its own Capital Stock) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble.

“Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.

“Borrower Obligations”: as defined in the Guarantee and Collateral Agreement.

“Broadcaster”: Fox Broadcasting Company or such other Person or Persons that from time to time holds the right to broadcast the television shows known as “American Idol” or “So You Think You Can Dance” on free television in the United States.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Business Intellectual Property”: Intellectual Property that is, individually or in the aggregate, material to (a) the fair market value of the assets or the revenues of any Group Member or (b) the conduct of the business of any Group Member as conducted (or contemplated to be conducted) on the Restatement Date.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition, licensing or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease or license of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (f) securities with maturities of three months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CDS Elvis Venture”: Cirque EPE Partnership, a Nevada general partnership predominantly engaged in media, entertainment or content related businesses.

“CKX UK Holdings”: CKX UK Holdings Limited, a company incorporated in England and Wales with registered number 05389449.

“CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets and property of the Loan Parties, now owned, developed or exclusively licensed or hereafter acquired, developed or exclusively licensed upon which a Lien is created or purported to be created by any Security Document.

“Collateral Agent”: as defined in the recitals.

“Commitment”: any Rollover Commitment or New Commitment. The aggregate amount of the Commitments as of the Restatement Date is $60,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under “common control” with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a “single employer” under Section 414(b) or 414(c) of the Code (or Section 414(m) or 414(o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.8, 3.9, 3.10 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (and provided that to the extent that all or any portion of the income of any Subsidiary or other Person is excluded from Consolidated Net Income pursuant to the definition thereof for such period or portion thereof, any amounts set forth in the following clauses (a) through (k) that are attributable to such Subsidiary or other Person shall not be included for purposes of such clauses for such period or portion thereof) the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation, depletion, abandonment and amortization expense, (d) amortization of intangibles and impairment charges (including, but not limited to, goodwill) and organizational costs, (e) any extraordinary charges or losses or non-recurring charges determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock, stock appreciation rights or other similar incentive arrangements to the management of the Borrower, (g) severance and other restructuring-related costs of 19E incurred during the year ended December 31, 2010 in an aggregate amount equal to $18,739,000, (h) losses of businesses within 19E which were sold or closed during the year ended December 31, 2010 in an aggregate amount equal to $5,685,000, (i) executive separation costs incurred during the year ended December 31, 2010 in an aggregate amount equal to $6,358,000, (j) Graceland Master Plan costs incurred during the year ended December 31, 2010 in an aggregate amount equal to $1,682,000 and (k) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (k) above), all as determined on a consolidated basis.

In addition to and without limitation of the foregoing, (x) with respect to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture as to which the fair market value of the assets that are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture is equal to or greater than $1,000,000, for purposes of this definition, “Consolidated EBITDA” shall be calculated after giving effect to such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, on a pro forma basis for the four quarter period to which such calculation relates (including, without limitation, any Permitted Acquisition or Permitted Joint Venture giving rise to the need to make such calculation as a result of the Borrower or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Permitted Acquisition or Permitted Joint Venture) assuming or otherwise becoming liable for any Acquired Indebtedness in accordance with the terms of this Agreement) and shall include (or exclude, in the case of an Asset Sale or other Disposition) any Consolidated EBITDA attributable to the assets which are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, in each case, occurring during such four quarter period or at any time subsequent to the last day of such four quarter period and on or prior to the date of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, as if such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture (including the assumption of or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period and (y) “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to the exclusion of costs and expenses incurred in connection with effecting the transactions contemplated by the definitive documentation in respect of any such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture.

For purposes of this definition and for purposes of the definitions of “Consolidated Interest Expense” and “Consolidated Total Debt”, whenever pro forma effect is to be given to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for the applicable period resulting from any such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of such Person of any closing) of any facility, as applicable, provided that, in either case, such adjustments are reasonably satisfactory to the Administrative Agent and are set forth in a certificate signed by the Person’s chief financial officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

In addition to and without limitation of the foregoing, with respect to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture as to which the fair market value of the assets that are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture is equal to or greater than $1,000,000, for purposes of this definition, “Consolidated Interest Expense” shall be calculated after giving effect to such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, on a pro forma basis for the four quarter period to which such calculation relates (including, without limitation, any Permitted Acquisition or Permitted Joint Venture giving rise to the need to make such calculation as a result of the Borrower or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Permitted Acquisition or Permitted Joint Venture) assuming or otherwise becoming liable for any Acquired Indebtedness in accordance with the terms of this Agreement), in each case, occurring during such four quarter period or at any time subsequent to the last day of such four quarter period and on or prior to the date of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, as if such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture (including the assumption of or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period.

“Consolidated Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four fiscal quarters ended on such date (or, for purposes of Section 5.1(s), for the four fiscal quarter period most recently ended for which internal financial statements are available).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or other distributions in respect of equity, (c) the income (or deficit) of any Permitted Joint Venture that has issued Non-Recourse Indebtedness, except to the extent that any such income is actually received by the Borrower or any Subsidiary Guarantor in the form of dividends or other distributions in respect of equity and (d) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (exclusive of Indebtedness of the type described in clause (b), (c), (e), (g), (h), (i), (j), (k) or (o) of Section 7.2), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: as of any date of determination, each member of the board of directors of the Borrower who is or was a member thereof on the Restatement Date and each other member of the board of directors of the Borrower elected to the board of directors of the Borrower with the approval of at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, license, covenant not to sue, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including undertakings evidenced primarily by a course of dealing rather than by signed written agreement.

“Converted Loans”: as defined in Section 2.1(b).

“Copyright”: as defined in the Guarantee and Collateral Agreement.

“DCP”: Dick Clark Productions, Inc. and each Affiliate thereof, including Dick Clark Film Group or any assignee thereof or successor thereto.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise on or prior to the date that is three months later than the Maturity Date, (b) is redeemable at the sole option of the holder thereof on or prior to the date that is three months later than the Maturity Date or (c) contains any repurchase obligation which may come into effect on or prior to the date that is three months later than the Maturity Date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Elvis Operating Companies”: Elvis Presley Enterprises, Inc., a Tennessee corporation, and Elvis Presley Enterprises, LLC, a Delaware limited liability company, and each of their respective subsidiaries.

“Elvis Operating Company Charter Documents”: (a) the limited liability company operating agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, (b) the Amended and Restated Charter, dated February 7, 2005, of Elvis Presley Enterprises, Inc. and (c) the Shareholders Agreement, dated as of February 7, 2005, among the Borrower, the Promenade Trust and Elvis Presley Enterprises, Inc.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or safety or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary (or any Subsidiary of a Foreign Subsidiary) in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower.

“Existing Agent”: as defined in the recitals.

“Existing Commitments”: the commitments made under the Original Credit Agreement as in effect immediately prior to the Restatement Date.

“Existing Lenders”: as defined in the recitals.

“Existing Loans”: the revolving loans made under the Original Credit Agreement outstanding immediately prior to the Restatement Date.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fremantle”: FremantleMedia Limited or FremantleMedia North America, as the context requires, or any Affiliate or assignee thereof or successor thereto.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the United Kingdom Accounting Standards Board, pronouncements of the Urgent Issues Task Force, relevant Statements of Recommended Accounting Practice and provisions of the Companies Act of 1985, as amended, as the case may be, or, if applicable, the SEC.

“GOAT Acquisition Agreement”: the agreement, dated April 10, 2006, by and among the Borrower, the GOAT Operating Company, CKX G.O.A.T. Holding Corp., G.O.A.T., Inc., Muhammad Ali Family Trust and Muhammad Ali.

“GOAT Operating Agreement”: the Limited Liability Operating Agreement, dated as of April 10, 2006, as amended and restated by the “Agreed Upon Terms” under and as defined in the GOAT Acquisition Agreement.

“GOAT Operating Company”: Muhammad Ali Enterprises, LLC, a California limited liability company.

“Governmental Authority”: any nation or government, union of nations, any state, province, region or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity, officer or examiner exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement in the form of Exhibit C, dated as of the Original Closing Date, among the Borrower, each Subsidiary Guarantor and the Collateral Agent, as successor to the Existing Agent, as supplemented by the Assumption Agreement, dated as of the date hereof, by the Additional Grantors (as defined therein), as reaffirmed by the Reaffirmation Agreement and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, royalties, license fees, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Substances”: any material, substance or waste listed, defined, designated or classified as hazardous, toxic or radioactive under, or otherwise regulated pursuant to, any applicable Environmental Law or by any Governmental Authority, including petroleum and any derivatives or by-products thereof, asbestos, suspected asbestos-containing material or asbestos-containing material, urea formaldehyde, polychlorinated biphenyls and any other material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “contaminant,” “toxic waste” or “toxic substance” under any Environmental Law.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies (including foreign currencies), commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiaries”: with respect to the acquisition of the Capital Stock or other ownership interests of another Person by the Borrower, the Subsidiaries of such Person that (a) are not Wholly Owned Subsidiaries of such Person, (b) in the aggregate for all such Subsidiaries, own or possess assets and property with a fair market value equal to or less than 10% of the aggregate fair market value of the assets of such Person and its Subsidiaries to be acquired, directly or indirectly, in connection with such acquisition, and (c) in the aggregate for all such Subsidiaries, contribute or are otherwise accountable for 10% or less of the Consolidated EBITDA of such Person and its Subsidiaries (provided that, for purposes of this clause (c) only, all references to “the Borrower” and “Subsidiaries” in the definitions of “Consolidated EBITDA” and “Consolidated Net Income” shall be deemed to be references to such Person and its Subsidiaries that are the subject of the applicable acquisition and shall not include any amounts attributable to the Borrower or any of its Subsidiaries that are Subsidiaries of the Borrower immediately prior to giving effect to such acquisition).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Disqualified Capital Stock and Preferred Stock issued by such Person (other than Preferred Stock issued by a Loan Party) and (k) for the purposes of Sections 7.2 and 8(e) only (and not any defined terms referenced therein), all obligations of such Person in respect of Hedge Agreements; provided, however, that the items described in clauses (f) and (g) above shall constitute Indebtedness only if and to the extent that any such items would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is “insolvent” within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Installment”: as defined in Section 2.4.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreement”: as defined in the Guarantee and Collateral Agreement.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 a.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“IP Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the date hereof, among the Collateral Agent, the Existing Agent, 19E, 19TV, All Girl Productions, J2K Productions, Inc., 19 Management Limited, Focus Enterprises, Inc., 19 Recordings Limited and each other Subsidiary Guarantor party thereto.

“Joint Lead Arrangers”: as defined in the preamble.

“Lenders”: as defined in the preamble; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Original Credit Agreement, the Security Documents, the Notes, the Resignation and Appointment Agreement, the IP Assignment and Assumption Agreement and any other agreement, document or instrument, entered into by the Administrative Agent, the Collateral Agent, a Lender and/or any other Secured Party, on the one hand, and one or more Loan Parties, on the other hand, in connection with the transactions contemplated by this Agreement, in each case, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and together with any exhibits, annexes, schedules and other attachments thereto.

“Loan Parties”: the Borrower, each Subsidiary Guarantor and each other Group Member that is a party to a Loan Document.

“Loans”: collectively, the Converted Loans and the New Loans.

“Management Subscription Agreements”: the collective reference to any subscription agreement or stockholders agreement between the Borrower and any present or former officer or employee of any Group Member.

“Material Adverse Effect”: a material adverse effect on (a) the transactions contemplated hereby, (b) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole, (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights, benefits or remedies of the Agents, the Lenders or the other Secured Parties hereunder or thereunder or (d) the validity, enforceability, perfection or priority of any Lien granted or purported to be granted under any Loan Document.

“Material Environmental Amount”: an amount payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 (after taking into account any amounts paid to the Borrower or any Subsidiary of the Borrower in respect thereof pursuant to indemnity claims made by the Borrower and/or its Subsidiaries) for any violation of, or liability under, any Environmental Law, including, without limitation, all remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

“Material Subsidiary”: any Subsidiary of the Borrower which, at any date of determination, either (a) had Consolidated EBITDA (utilizing, in such definition of Consolidated EBITDA and the related terms, such Subsidiary and its consolidated Subsidiaries rather than the Borrower and its Subsidiaries) for the four full fiscal quarters immediately preceding such date of determination, equal to or greater than $1,000,000 or (b) held assets valued at or above $5,000,000 in the aggregate.

“Maturity Date”: the earlier of (a) September 30, 2012 and (b) the date on which all monetary Obligations shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moodys”: Moody’s Investors Service, Inc.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt and assignments for security purposes made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in the form and substance reasonably satisfactory to the Collateral Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust, deed to secure debt or assignment for security purposes is to be recorded).

“Multiemployer Plan”: a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements). Net Cash Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds as and when converted by the Borrower or any Subsidiary of the Borrower into cash.

“19E”: 19 Entertainment Limited, a company incorporated in England and Wales with registered number 01886042.

“19TV”: 19 TV Limited, a company incorporated in England and Wales with registered number 03478214.

“New Commitment”: the commitment of a Lender to make or otherwise fund a New Loan, and “New Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s New Commitment, if any, is set forth on Annex I, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the New Commitments as of the Restatement Date is $6,666,666.66.

“New Loan”: a term loan made by a Lender to the Borrower pursuant to Section 2.1(c).

“Non-Excluded Taxes”: as defined in Section 3.9(a).

“Non-Recourse Indebtedness”: secured Indebtedness for borrowed money of a Permitted Joint Venture, provided that (a) such Indebtedness is not, in whole or in part, Indebtedness of any Group Member other than such Permitted Joint Venture and its Subsidiaries and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Group Member or any property or assets thereof other than such Permitted Joint Venture and its Subsidiaries (including, for the avoidance of doubt any Capital Stock representing the ownership interests in such Permitted Joint Venture), (b) such Indebtedness is owing only to unaffiliated third parties (which, for the avoidance of doubt, does not include any Group Member or any Affiliate thereof or any current or former officer or director of any Group Member), (c) the source of repayment for such Indebtedness is expressly limited to the assets or cash flows of such Permitted Joint Venture and its Subsidiaries, (d) no Group Member (other than such Permitted Joint Venture and its Subsidiaries) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Permitted Joint Venture and its Subsidiaries that are obligors under such Non-Recourse Indebtedness and (e) the lenders of such Indebtedness have been notified in writing that they will not have any recourse to any Group Member or the stock or assets of any Group Member (other than such Permitted Joint Venture and its Subsidiaries), in the case of clauses (a), (c) and (d) above, as reasonably determined by the Administrative Agent.

“Non-U.S. Lender”: as defined in Section 3.9(d).

“Notes”: the promissory notes of the Borrower issued pursuant to Section 3.13(d), in each case substantially in the form of Exhibit G.

“Obligations”: as defined in the Guarantee and Collateral Agreement.

“OFAC”: as defined in Section 4.22(a).

“Original Closing Date”: May 24, 2006.

“Original Credit Agreement”: as defined in the recitals.

“Other Taxes”: any and all present or future stamp, documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c)(ii).

“Patent”: as defined in the Guarantee and Collateral Agreement.

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: one or more acquisitions by any Loan Party after the Restatement Date of a business unit (with any associated assets) or all of the outstanding capital stock or other ownership interests (other than margin stock) of any other Person, or in-bound license on an exclusive basis by any Loan Party of assets comprising a business unit or units (with any associated assets) of any other Person, provided that (a) in the case of an asset acquisition or in-bound license, the applicable assets to be acquired or licensed are used, or, in the case of a stock acquisition, the applicable Person to be acquired is predominantly engaged, in media, entertainment or content related businesses, (b) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such acquisition (and a Responsible Officer of the Borrower shall have certified to such compliance), (c) in connection with any such acquisition involving a merger, the Borrower or a Wholly Owned Subsidiary of the Borrower shall be the surviving entity (provided that if such merger involves the Borrower, the Borrower shall be the surviving entity), (d) immediately prior, and after giving effect, to such acquisition or in-bound license, no Default or Event of Default shall have occurred and be continuing and (e) in the case of the acquisition of the Capital Stock or other ownership interests of another Person by the Borrower, (i) such Person and each of its Subsidiaries (other than Immaterial Subsidiaries of such Person) shall be Wholly Owned Subsidiaries of the Borrower after giving effect to such acquisition, (ii) the Collateral Agent (for the benefit of the Secured Parties) shall have been granted a valid, perfected, first priority security interest in such Capital Stock or other ownership interests (provided that, in the case of the Capital Stock or other ownership interests in any Excluded Foreign Subsidiary, such security interest shall be limited to 65% of voting shares and 100% of the non-voting shares of such Capital Stock or other ownership interests) and (iii) such Person and each of its Subsidiaries (other than Immaterial Subsidiaries of such Person) shall have become Subsidiary Guarantors, in each case, in accordance with the Guarantee and Collateral Agreement (having first completed any requirements of any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital), it being acknowledged and agreed that the foregoing requirements of clause (iii) shall not be applicable with respect to any Person or Subsidiary thereof that is an Excluded Foreign Subsidiary.

“Permitted Joint Venture”: one or more joint ventures or similar arrangements entered into after the Restatement Date (which may be in the form of a limited liability company or other Person) relating to assets that are not owned by, or licensed to, any Group Member as of the Restatement Date, in which the Borrower or any of its Subsidiaries holds Capital Stock or otherwise participates or invests; provided that (a) the applicable joint venture shall be predominantly engaged in media, entertainment or content related businesses, (b) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such Permitted Joint Venture (and a Responsible Officer of the Borrower shall have certified to such compliance), (c) no Loan Party shall, pursuant to such joint venture, be under any Contractual Obligation to make Investments or incur Guarantee Obligations after the later of the Restatement Date and the initial formation of such joint venture that would be in violation of any provision of this Agreement and (d) immediately prior, and after giving effect, to such joint venture, no Default or Event of Default shall have occurred and be continuing.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Equity Interests”: the “Pledged Stock” as defined in the Guarantee and Collateral Agreement, the “Securities” as defined in the UK Debenture and the UK Supplemental Debenture and the “Shares” as defined in the UK Charge Over Shares and the UK Supplemental Charge over Shares.

“Pledged Notes”: the “Pledged Notes” as defined in the Guarantee and Collateral Agreement and any such assets secured in accordance with the terms of the UK Debenture and the UK Supplemental Debenture.

“Preferred Stock”: as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.

“Presley Preferred Equity”: the shares of Series B Convertible Preferred Stock of the Borrower on the terms and conditions set forth in the certificate of designation in respect thereof, dated February 7, 2005.

“Projections”: as defined in Section 6.2(c).

“Promenade Trust”: the Promenade Trust, a grantor trust created under the laws of Tennessee, pursuant to the Second Restated and Amended Trust Agreement, dated December 15, 2004, by and among Barry Siegel and Gary Hovey, as Co-Trustees, and Beneficiary.

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent.

“Reaffirmation Agreement”: the Reaffirmation Agreement to be executed by the Borrower and each Subsidiary Guarantor substantially in the form of Exhibit L, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Reference Lender”: JPMorgan Chase Bank, N.A.

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in “reorganization” within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28,         .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043.

“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reservations”: (a) the principle that equitable remedies may be granted or refused at the discretion of a court; the limitations imposed by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors or (as the case may be) secured creditors; (b) the time barring of claims; (c) the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void; (d) defenses of set-off or counterclaim and other similar principles of English law (but not recoupment of advances); and (e) any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered pursuant to Section 5.1(i) of this Agreement.

“Resignation and Appointment Agreement” means the Resignation, Waiver, Consent and Appointment Agreement, dated as of the date hereof, among the Borrower, the Subsidiary Guarantors, the Lenders party thereto, the Existing Agent, the Administrative Agent and the Collateral Agent.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restatement Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived in accordance with Section 10.01.

“Restricted Payments”: as defined in Section 7.6.

“Rollover Commitment”: the commitment of a Lender to convert all or a portion of its Existing Loans into Loans hereunder, and “Rollover Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Rollover Commitment, if any, is set forth on Annex II, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Rollover Commitments as of the Restatement Date is $53,333,333.34.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Lenders, the Agents and the Qualified Counterparties.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Reaffirmation Agreement, the UK Security Documents, the Mortgages (if any), each Intellectual Property Security Agreement (and any supplements to any of the foregoing), and all other agreements, instruments and documents hereafter delivered to the Administrative Agent or the Collateral Agent granting or perfecting (or purporting to grant or perfect) a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document or Specified Hedge Agreement, in each case, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and together with any exhibits, annexes, schedules and other attachments thereto.

“Sillerman Group”: (a) Robert F. X. Sillerman, (b) any spouse or other immediate family member of Robert F. X. Sillerman and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, owners, partners, owners or  Persons beneficially holding an 80% or greater controlling interest of which consist of such Persons specified in clauses (a) and (b) above.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors (or, in the case of Group Members incorporated in England and Wales, the value of its assets exceeds its liabilities (taking into account contingent and prospective liabilities)), (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent and the Collateral Agent, as a Specified Hedge Agreement; provided that (A) subject to Section 10.14, obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (B) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement except as provided in Section 10.14.

“Subordinated Debt”: any unsecured Indebtedness of the Borrower, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the date that is six months later than the Maturity Date and the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the obligations on terms and conditions (including subordination provisions) customary for subordinated high yield bond financings.

“Subordinated Debt Indenture”: the indenture pursuant to which any Subordinated Debt is issued.

“Subordination Provisions”: the subordination provisions attached as Exhibit K.

“Subsidiary”: as to any Person, a company, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each US Subsidiary Guarantor, each UK Subsidiary Guarantor and each other Subsidiary of the Borrower other than (a) the Elvis Operating Companies, (b) the GOAT Operating Company, (c) 19 Entertainment GmbH, (d) 19 Touring GmbH, (e) any Subsidiary acquired after the Restatement Date that is not a Wholly Owned Subsidiary (but only to the extent that the applicable joint venture or other organizational documents prohibit such Subsidiary from becoming a Subsidiary Guarantor) and (f) any Excluded Foreign Subsidiary.

“Taxes”: as defined in Section 3.9(a).

“Trademark”: as defined in the Guarantee and Collateral Agreement.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UK Charge Over Shares”: the Charge Over Shares in the form of Exhibit D-1, dated as of the Original Closing Date, between the Borrower and the Collateral Agent, as successor to the Existing Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“UK Debenture”: the Debenture in the form of Exhibit E-1, dated as of the Original Closing Date, between each of the UK Subsidiary Guarantors and the Collateral Agent, as successor to the Existing Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“UK GAAP”: generally accepted accounting principles in the United Kingdom as in effect from time to time, except that for purposes of Section 7.1, UK GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

“UK Security Documents”: the UK Charge over Shares, the UK Debenture, the UK Supplemental Charge over Shares and the UK Supplemental Debenture.

“UK Subsidiary Guarantor”: (a) CKX UK Holdings, (b) 19E, (c) 19 Recordings Limited (a company incorporated in England and Wales with registered number 03602651), (d) 19TV, (e) 19 Merchandising Limited (a company incorporated in England and Wales with registered number 03695399), (f) 19 Management Limited (a company incorporated in England and Wales with registered number 04379115), (g) 19 Productions Limited (a company incorporated in England and Wales with registered number 03493656), (h) 19 Brands Limited (a company incorporated in England and Wales with registered number 04742804), (i) 19 Loves Music Limited (a company incorporated in England and Wales with registered number 05020202), (j) 19 Touring Limited (a company incorporated in England and Wales with registered number 04368840), (k) 19 Artist Tours Limited (a company incorporated in England and Wales with registered number 04945201), (l) Native Management Limited (a company incorporated in England and Wales with registered number 29490841), (m) Native Songs Limited (a company incorporated in England and Wales with registered number 3726716), (n) Double Vision Film Limited (a company incorporated in England and Wales with registered number 4347221), (o) Freedom Media Limited (a company incorporated in England and Wales with registered number 4510020), (p) Freedom TV Limited (a company incorporated in England and Wales with registered number 4563749) and (q) each other Subsidiary of the Borrower incorporated in England and Wales that becomes a party to the Guarantee and Collateral Agreement and/or the UK Supplemental Debenture in accordance with the terms thereof or hereof.

“UK Supplemental Charge Over Shares”: the Supplemental Charge Over Shares to be executed by the Borrower and the Collateral Agent on the Restatement Date, substantially in the form of Exhibit D-2, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“UK Supplemental Debenture”: the Supplemental Debenture to be executed by the UK Subsidiary Guarantors and the Collateral Agent on the Restatement Date, substantially in the form of Exhibit E-2, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“United States”: the United States of America.

“US Subsidiary Guarantor”: (a) G.O.A.T., Inc., (b) CKX G.O.A.T. Holding Corp., (c) EPE Holding Corporation, (d) Focus Enterprises, Inc., (e) StepTeco, Inc., (f) Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc., (g) Uncle Dave’s Boondoggle, Inc., (h) 19 Entertainment, Inc., (i) On the Road Productions, (j) 19 Touring LLC, (k) Dance Nation Productions, Inc., (l) Southside Productions, Inc., (m) 19 Recording Services, Inc., (n) J2K Productions, Inc., (o) All Girl Productions, (p) 19 Recordings, Inc., (q) This Land Productions, Inc. (r) CTA Productions, Inc., (s) Masters of Dance Productions Inc., (t) SYTYCD DVD Productions, Inc., (u) CKX Holding Corp., (v) IICD, LLC, (w) The Comedy Hall of Fame, LLC, (x) 19 Entertainment Worldwide LLC and (y) each other Subsidiary of the Borrower incorporated in the United States or any State or political subdivision thereof that becomes a party to the Guarantee and Collateral Agreement in accordance with the terms thereof or hereof.

“Use”: as defined in Section 4.9(a).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2. Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Annex, Schedule, Exhibit, preamble and recital references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full in cash, in immediately available funds, of all the Obligations.

(f) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(g) For the purposes of the Loan Documents, if a Dollar amount needs to be determined, any amount which is denominated in a currency other than Dollars will be converted into Dollars using the Spot Rate on that date. “Spot Rate” means the spot rate of exchange of the Administrative Agent (as determined by the Administrative Agent in relation to its customers generally) for the purchase of Dollars with the appropriate amount of a currency in the New York City foreign exchange market in the ordinary course of business at or about 10.00 a.m., New York City time, on the day in question for delivery two Business Days later.

(h) The term “license” shall include any sub-license (and variations thereof).

(i) References to (i) “knowledge of the Borrower”, “Borrower’s knowledge” or any phrase of similar import shall mean (x) as it relates to information pertaining to the Borrower, the actual knowledge of executive officers of the Borrower and (y) as it relates to information pertaining to a Group Member, the actual knowledge of executive officers of the Borrower and of executive officers of such Group Member, in each case, after reasonable inquiry in light of relevant facts and circumstances, and (ii) “knowledge of any Group Member”, “Group Member’s knowledge” or any phrase of similar import shall mean the actual knowledge of the executive officers of such Group Member, after reasonable inquiry in light of relevant facts and circumstances.

(j) This Agreement restates and replaces, in its entirety, the Original Credit Agreement; any reference in any of the other Loan Documents to the Original Credit Agreement (howsoever defined) shall mean this Agreement.

SECTION 2. 2.1.	THE LOANS Existing Loans; Commitments.

(a) The parties hereto acknowledge and agree that (i) the Existing Loans have been made prior to the date hereof and (ii) Existing Loans in an aggregate principal amount equal to $53,333,333.34 shall remain outstanding and be converted into Loans hereunder as set forth in Section 2.1(b).

(b) Subject to the terms and conditions set forth herein, each Lender with a Rollover Commitment severally (and not jointly) agrees that all or a portion of the Existing Loans made by such Lender under the Original Credit Agreement and outstanding on the Restatement Date immediately prior to giving effect to this Agreement in an aggregate principal amount equal to such Lender’s Rollover Commitment shall remain outstanding on and after the Restatement Date and shall be converted into Loans (the “Converted Loans”) in an equal principal amount deemed made pursuant to this Agreement on the Restatement Date. The conversion by a Lender of all or a portion of its Existing Loans shall be deemed to satisfy, dollar for dollar, such Lender’s obligation to make Converted Loans on the Restatement Date. Such Existing Loans of each Lender shall hereafter be referred to as “Loans”, and on and after the Restatement Date shall have all of the rights and benefits of Loans as set forth in this Agreement and the other Loan Documents. Any amount borrowed or converted under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Rollover Commitment shall terminate immediately and without further action on the Restatement Date after giving effect to the conversion of such Lender’s Existing Loans into Loans hereunder on such date. Notwithstanding anything herein to the contrary, all Loans of any Lender made or converted hereunder on the Restatement Date pursuant to this Section 2.1(b) that are Eurodollar Loans will have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Existing Loans of such Lender.

(c) Subject to the terms and conditions set forth herein, each Lender with a New Commitment severally (and not jointly) agrees to make a New Loan on the Restatement Date to the Borrower in Dollars in an amount equal to such Lender’s New Commitment (if any) as of the Restatement Date. The Borrower may only make one borrowing under the New Commitments, which shall be on the Restatement Date. Any amount borrowed under this Section 2.1(c) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s New Commitment shall terminate immediately and without further action on the Restatement Date after giving effect to the funding of such Lender’s New Loan on such date.

(d) As of the Restatement Date, immediately after giving effect to the conversion of Existing Loans into Loans hereunder pursuant to Section 2.1(b) and the making of New Loans pursuant to Section 2.1(c), the aggregate principal amount of the Loans outstanding is $60,000,000.

2.2. Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the Restatement Date, in the case of New Loans that are Eurodollar Loans, or (b) one Business Day prior to the Restatement Date, in the case of New Loans that are Base Rate Loans), specifying (i) the amount and Type of New Loans to be borrowed and (ii) in the case of Eurodollar Loans, the respective amounts of each such Type of New Loan and the respective lengths of the initial Interest Period therefor. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make an amount equal to its New Commitment available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Restatement Date in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. On the Restatement Date, immediately after giving effect to the conversion of Existing Loans into Loans hereunder pursuant to Section 2.1(b), the Borrower will use funds made available to it by the Administrative Agent pursuant to this Section 2.2, together with cash on hand in an amount not less than $40,000,000, to pay amounts outstanding under the Original Credit Agreement on the Restatement Date (immediately after giving effect to the conversion of Existing Loans into Loans hereunder pursuant to Section 2.1(b)). For the avoidance of doubt, each Lender party hereto on the Restatement Date hereby acknowledges and agrees that it shall have no right to a pro rata payment under Section 3.7(b) in respect of the $40,000,000 payment to be made by the Borrower pursuant to the immediately preceding sentence, which payment shall be used to pay amounts outstanding under the Original Credit Agreement on the Restatement Date (immediately after giving effect to the conversion of Existing Loans into Loans hereunder pursuant to Section 2.1(b)).

2.3. Fees, Etc. The Borrower agrees to pay to the Agents and the Lenders (a) all fees and other amounts set forth in that certain fee letter, dated March 3, 2011, among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and the Borrower, and (b) such other fees in the amounts and at the times separately agreed upon.

2.4. Repayment of Loans. The principal amounts of the Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below, commencing on June 30, 2011:

Payment Date	Installment

June 30, 2011	$2,000,000

September 30, 2011	$2,000,000

December 31, 2011	$2,000,000

March 31, 2012	$2,000,000

June 30, 2012	$2,000,000

Maturity Date	$50,000,000

Notwithstanding the foregoing, (a) such Installments shall be reduced in connection with any prepayments of the Loans in accordance with Section 3.1, and (b) the Loans, together with interest, fees and all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

SECTION 3.   GENERAL PROVISIONS APPLICABLE TO LOANS

3.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 a.m., New York City time, on the date of prepayment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.10; provided, further, that if such notice is conditioned upon the effectiveness of a refinancing in full of the Obligations or any issuance of equity, such notice may be revoked upon at least one Business Day’s written notice by the Borrower to the Administrative Agent if such refinancing does not become effective or such other transaction does not close. Upon receipt of any such notice of prepayment, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice of prepayment is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

3.2. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. So long as no Event of Default has occurred and is continuing, if the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.3. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

3.4. Interest Rates and Payment Dates.

(a)    Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)    (i)  If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment). In addition, during the continuance of a Default or Event of Default, all Obligations (whether or not overdue) shall bear interest at the rates specified in the preceding sentence.

(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

3.5. Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.4(a).

3.6. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, in either such case, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

3.7. Pro Rata Treatment and Payments.

(a)    Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Aggregate Exposure Percentages of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)    All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Restatement Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Restatement Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata            shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

3.8. Requirements of Law.

(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Agent or Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Agent or Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Agent or Lender, as applicable, in respect thereof (except for Non-Excluded Taxes covered by Section 3.9 and Taxes that are expressly excluded under Section 3.9(a));

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Agent or Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Agent or Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Agent or Lender, by an amount that such Agent or Lender, as applicable, deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Agent or Lender, upon its demand, any additional amounts necessary to compensate such Agent or Lender, as applicable, for such increased cost or reduced amount receivable. If any Agent or Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Agent or Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Agent or Lender, as applicable, or any Person controlling such Agent or Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Agent’s or Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Agent or Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Agent’s or Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Agent or Lender to be material, then from time to time, after submission by such Agent or Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Agent or Lender such additional amount or amounts as will compensate such Agent or Lender or such Person for such reduction.

(c)    A certificate as to any additional amounts payable pursuant to this Section 3.8 submitted by any Agent or Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 3.8, the Borrower shall not be required to compensate an Agent or Lender pursuant to this Section 3.8 for any amounts incurred more than six months prior to the date that such Agent or Lender, as applicable, notifies the Borrower of such Agent’s or Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 3.8 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

3.9. Taxes.

(a)    All payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), excluding (x) net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on any Agent, Lender or Participant as a result of a present or former connection between such Agent, such Lender or such Participant and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or such Participant having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, or sold or assigned an interest in this Agerement or any other Loan Document) and (y) any branch profit Taxes imposed by the United States. If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent, Lender or Participant hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent, such Lender or such Participant (after payment of all Non-Excluded Taxes and Other Taxes (including payment of all Non-Excluded Taxes and Other Taxes imposed on additional amounts payable pursuant to this Section)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender, Agent or Participant with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s, such Agent’s or such Participant’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section, (ii) that are imposed under FATCA or (iii) that are United States withholding Taxes (including backup withholding) resulting from laws in effect at the time such Lender, such Agent or such Participant becomes a party to this Agreement, except to the extent that its assignor (if any) was entitled to receive additional amounts in respect of such Non-Excluded Taxes at the time of the assignment or (iii) that are imposed under FATCA.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Borrower shall indemnify each Agent, Lender, or Participant for any Non-Excluded Taxes that are not described in clauses (i), (ii) or (iii) of Section 3.9(a) and that are paid or payable by such Person in connection with this Agreement (including amounts paid or payable under this Section 3.9(b)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.9(b) shall be paid within 30 days after such Person delivers to the Borrower a certificate stating the amount of any such Non-Excluded Taxes so paid or payable by such Person and describing the basis for the indemnification claim, and such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Person shall deliver a copy of such certificate to the Administrative Agent.

(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by or on behalf of the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other reasonably required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental Taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)    Each Lender (or Transferee) or Agent that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Administrative Agent) two copies of U.S. Internal Revenue Service Form W-8IMY, W-8ECI and/or Form W-8BEN, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN and/or W-8IMY, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender (or Transferee) or Agent on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent. In addition, each Lender (or Transferee) or Agent shall promptly notify the Borrower and the Administrative Agent and shall deliver updated forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (or Transferee) or Agent. Each Lender (or Transferee) or Agent shall promptly notify the Borrower in writing at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender (or Transferee) or Agent shall not be required to deliver any form pursuant to this paragraph that such Lender (or Transferee) or Agent is not legally able to deliver. Each Lender or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form. If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. Lender shall also attach the additional documentation required to be transmitted with Form W-8IMY, including the appropriate forms described in this Section.

(e)    A Lender (or Transferee) or Agent that is entitled to an exemption from or reduction of non-U.S. withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent or, in the case of a Participant, to the Lender from which the related participation has been purchased), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Transferee) or Agent is legally entitled to complete, execute and deliver such documentation and in such Lender’s (or Transferee’) or Agent’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender (or Transferee) or Agent, as applicable.

(f) If a payment made to a Lender (including any Transferee) or Participant under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent (or, in the case of a Participant, to the applicable Lender for transmittal to the Administrative Agent), at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Participant has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.9(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    If any Agent, Lender or Participant determines, in its sole and reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.9, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.9 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent, such Lender or such Participant, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person. Each Lender, Agent or Participant, as applicable, shall indemnify the Borrower for any losses resulting from any false, inaccurate or untrue statements provided pursuant to paragraphs (d), (e) or (f) of this Section 3.9.

(h)    The agreements in this Section 3.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i)    For purposes of this Section 3.9, in the case of any Lender that is a treated as a partnership for U.S. federal income Tax purposes, any Non-Excluded Taxes or Other Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Non-Excluded Taxes or Other Taxes required to be deducted by the Borrower and each partner of such partnership shall be treated as a Lender and shall not be entitled to any benefits under this Section 3.9 unless it complies with the requirements of this Section, but only to the extent such Non-Excluded Taxes or Other Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income Tax purposes making such payments under the Loan Documents on behalf of the Borrower.

3.10. Indemnity. The Borrower agrees to indemnify each Lender and each Agent and to hold each Lender and each Agent harmless from any loss or expense (but excluding any loss of anticipated profits) that such Lender or such Agent may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.11. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.8, 3.9(a) or 3.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.8, 3.9(a) or 3.14.

3.12. Replacement of Lenders. The Borrower may replace, with a replacement financial institution reasonably satisfactory to the Administrative Agent, any Lender that (a) requests payment of any amounts payable under Section 3.8, 3.9(a) or 3.14, (b) defaults in its obligation to make Loans hereunder or (c) declines to deliver any requested consent to any waiver, amendment or other modification of any provision of any Loan Document that would require the consent of more than the Required Lenders, in each case, only if (i) such replacement, waiver, amendment or modification does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in case of clause (a) only, prior to any such replacement, such Lender shall have taken no action under Section 3.11 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.8 or 3.9(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.10 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.8 or 3.9(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (x) in the case of clause (c) only, the requested waiver, amendment or other modification has been approved by the Borrower, the Administrative Agent and the Required Lenders.

3.13. Evidence of Debt.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.13(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing any Loans of such Lender, appropriate insertions as to date and principal amount. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more Notes payable to the payee named therein (or its registered assigns). Each Lender who has a note evidencing its Existing Loan shall promptly deliver to the Borrower such note in exchange for a Note evidencing its Loan.

3.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.10.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

4.1. Financial Condition. (a) The audited consolidated balance sheets of each of (i) the Borrower and its Subsidiaries as at December 31, 2008, December 31, 2009 and December 31, 2010, and (ii) the Elvis Operating Companies as at December 31, 2009 and December 31, 2010, and (b) the audited statutory accounts of 19E and its Subsidiaries as at December 31, 2009, and, in each case, the related statements of income or changes in net assets (as applicable) and cash flows for such period, in each case, reported on by and accompanied by an unqualified report from Deloitte & Touche, present fairly the consolidated financial condition of the Borrower, the Elvis Operating Companies and 19E and its Subsidiaries as at such dates, and the consolidated results of their respective operations and their respective consolidated cash flows for the respective months and years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at January 31, 2011 and February 28, 2011 and the related unaudited statements of income and cash flows for the period then ended, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their respective operations and their respective cash flows for such period (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared on a consolidated basis in accordance with GAAP (or, in the case of 19E and its Subsidiaries, in accordance with UK GAAP together with appropriate reconciliations) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed in their reports thereon). Except as set forth on Schedule 4.1, none of the Borrower or its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2010 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2. No Change. Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly incorporated, organized or formed, validly existing and (where applicable), except as set forth on Schedule 4.3, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee, to license the property it exploits as licensee or licensor, and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (where applicable) under the laws of each jurisdiction where its ownership, lease, licensing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to cause a Material Adverse Effect.

4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and grant the Liens to be granted under the Security Documents and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational, company or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and grant the Liens to be granted under the Security Documents and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority, or audit of royalties, participations or residuals, is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. None of the Group Members nor, to the Borrower’s knowledge, DCP or Fremantle is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8. Ownership of Property; Liens. The Borrower and each Material Subsidiary has title in fee simple or freehold to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. None of the Pledged Equity Interests is subject to any Lien.

4.9. Intellectual Property.

(a)    Except to the extent certain Business Intellectual Property is co-owned by a Group Member and Fremantle or DCP, each Group Member exclusively owns, or is exclusively licensed in writing to reproduce, make derivative works of, distribute, publicly display, publicly perform, make, sell, license and otherwise exploit and use (collectively, “Use”), all Business Intellectual Property.

(b)    All registered and applied for Business Intellectual Property that is (i) owned or co-owned by, or exclusively licensed to, a Group Member or (ii) registered in the name of Fremantle or DCP (and relating to the business of any Group Member) is, in each case, valid, subsisting and enforceable and has not been abandoned.

(c) All Business Intellectual Property is free from all Liens, except for Liens expressly permitted under Section 7.3.

(d)  The Use by any Group Member or, to the Borrower’s knowledge, Fremantle, DCP or Broadcaster (and relating to the business of any Group Member), of the Business Intellectual Property does not infringe upon, misappropriate, or otherwise violate the rights of any Person, and no claim has been asserted in writing that the use of such Intellectual Property does or may infringe upon, misappropriate or otherwise violate the rights of any Person, which infringement, misappropriation or violation could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there is no infringement, misappropriation or unauthorized use of any item of Business Intellectual Property owned by or licensed to any Group Member or, to the Borrower’s knowledge, recorded or co-owned by Fremantle or DCP (and relating to the business of any Group Member) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e) No action, hearing or proceeding is pending, or, to the knowledge of the Borrower, threatened, nor has there been any holding, decision or judgment rendered by any Governmental Authority in the last twenty-four months seeking to limit, cancel or invalidate any Business Intellectual Property, which, in any such case, if adversely determined, would have a Material Adverse Effect.

(f) To the knowledge of the Borrower, each Group Member, or where applicable, Fremantle and/or DCP on behalf of a Group Member, has made all filings and recordations necessary to adequately reflect and protect the Borrower’s ownership interest in or exclusive licenses to all Business Intellectual Property, including, without limitation, recordation of “American Idol” and “So You Think You Can Dance” trademarks and other Trademarks that constitute Business Intellectual Property with the United States Patent and Trademark Office and in corresponding national and international patent and/or trademark offices, and recordation of the Borrower’s interests in Copyrights owned by or exclusively licensed to such Group Member that constitute Business Intellectual Property with the United States Copyright Office and in international copyright offices.

(g) Each Group Member has performed all acts, including any transfers or assignments, necessary to ensure that all rights of publicity to use the name and likeness of Elvis Presley and Muhammad Ali are owned and controlled by Borrower.

(h) In the last 12 months, no Group Member has given or received written notice purporting to avoid, repudiate, rescind or terminate any agreement that authorizes the use or allocates the ownership of any Business Intellectual Property which, if avoided, repudiated, rescinded or terminated would have a Material Adverse Effect, and to the knowledge of each Group Member the terms of any agreement authorizing the use of any Business Intellectual Property (and relating to the business of any Group Member) have been complied with by all parties in all material respects.

(i) To the knowledge of the Borrower, each Group Member is, and during the last two years has been, in compliance with all data privacy laws, rules, policies and contractual commitments in all material respects.

4.10. Taxes. Each Group Member has filed or caused to be filed all material United States Federal, state, foreign and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material Tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such Tax, fee or other charge other than those permitted by Section 7.3. No Loan Party and no Subsidiary thereof intends to treat any Loan or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).

4.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act in respect of any Group Member incorporated in the United States or any other applicable Requirement of Law dealing with such matters in respect of any Group Member; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13. ERISA. During the six-year period prior to the date on which this representation is made or deemed made (a) other than as set forth on Schedule 4.13, no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen and (b) neither a Reportable Event nor a failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, has occurred with respect to any Single Employer Plan. Each Plan intended to be qualified under Section 401 of the Code has received a favorable opinion or determination letter from the Internal Revenue Service regarding such qualified status or an application for such letter is currently pending and to the knowledge of the Borrower or any Commonly Controlled Entity no such Plan has, since receipt of the most recent favorable determination letter, been amended or operated in a way which could reasonably be expected to adversely affect such qualified status. Other than as set forth on Schedule 4.13, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan and the assumptions used for purposes of Statement No. 87 of the Financial Accounting Standards Board) for the applicable plan year did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits for such plan year by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a “complete withdrawal” or “partial withdrawal” (as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that would reasonably be expected to cause a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is, or is reasonably expected to be, in Reorganization or Insolvent. Neither the Borrower nor any of its Subsidiaries has any liability (and by entering into this Agreement will not trigger any liability) with respect to any employee benefit plan (including a pension scheme) that is not subject to the laws of the United States or a political subdivision thereof that could reasonably be expected to result in a Material Adverse Effect and all such employee benefit plans (including any such pension schemes) are funded to the extent required by applicable law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to enter into this Agreement or the transactions contemplated hereby.

4.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Restatement Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) Schedule 4.15 sets forth all outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares and other than as created by the Loan Documents) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

4.16. Use of Proceeds. The proceeds of the Loans shall be used to repay a portion of the Existing Loans that are not converted into Loans hereunder pursuant to Section 2.1(b), to pay related costs and expenses and for general corporate purposes, including to finance Permitted Acquisitions and Permitted Joint Ventures.

4.17. Environmental Matters. Except as, individually, could not reasonably be expected to cause any Group Member to incur liability in excess of a Material Environmental Amount, or, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained, any Hazardous Substances in amounts, locations or concentrations or under circumstances that constitute or constituted a violation of, or are reasonably likely to give rise to liability under, any Environmental Law;

(b) no Group Member has received notice, and, to the knowledge of the Borrower, no such notice is threatened, of any violation, alleged violation, non-compliance, liability or potential liability with respect to Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”);

(c) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(d) there has been no release or threat of release of any Hazardous Substances at or from the Properties or otherwise in connection with the Business, in violation of or in amounts, in a location or in a manner that are reasonably likely to give rise to liability under Environmental Laws;

(e) (i) there is not now, nor has there been previously, located on any of the Properties any: (A) underground storage tanks, as defined under any Environmental Law, or (B) areas or vessels used or intended for the treatment, storage or disposal of Hazardous Substances; and (ii) no Group Member has transported, or arranged for the transport, storage, treatment or disposal, by contract, agreement or otherwise, of any Hazardous Substances, including at, on, under or to any of the Properties or any location including any location used for the treatment, storage or disposal of Hazardous Substances, other than de minimis quantities used in connection with the Business in accordance with all Environmental Laws; and

(f) each Group Member has obtained and is in compliance with all Environmental Permits required pursuant to any applicable Environmental Law with respect to the Business and the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination in violation of, or that is reasonably likely to give rise to liability under, any Environmental Law at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

4.18. Accuracy of Information, Etc. No statement or information, other than the projections described in Section 5.1(c) and pro forma financial information, contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein taken as a whole not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19. Security Documents.

(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Equity Interests and related transfer powers are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, to the extent that a security interest therein can be perfected by the filing of a financing statement in such offices, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3).

(b) Subject to the Reservations, each of the UK Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Equity Interests described in each of the UK Security Documents, when certificates representing such Pledged Equity Interests and related blank executed stock transfer forms are delivered to the Collateral Agent, and in the case of the other Collateral described in each of the UK Security Documents, when the filings specified on Schedule 4.19 in appropriate form are filed in the offices or registers specified on Schedule 4.19 to the extent that a security interests therein can be perfected by any such filing and all notices required to be served under such UK Security Documents are duly served before any competing notice comes into effect, each of the UK Security Documents shall (subject to the Reservations) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in each of the UK Security Documents), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted under Section 7.3 and except in relation to the shares of Capital Stock of any Subsidiary formed and existing under laws of England and Wales if and to the extent that the pledge of such shares is prohibited pursuant to the applicable governing or other joint venture documents as in effect as of the Restatement Date).

4.20. Solvency. The Loan Parties (taken as a whole) are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21. Senior Indebtedness. The Obligations constitute senior indebtedness of the Borrower and each Subsidiary Guarantor.

4.22. Foreign Assets Control Regulations and Anti-Money Laundering.

(a)    Neither the making of Loans under this Agreement nor the use of the proceeds thereof shall cause the Borrower or any of its Subsidiaries to violate any material provision of the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 200l Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) knowingly engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise knowingly associated with any such person in any manner violative of such Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(b) The Borrower and its Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans hereunder will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.   CONDITIONS PRECEDENT

5.1. Conditions to Restatement Date. The agreement of each Lender with a Rollover Commitment to convert any Existing Loan (or portion thereof) into a Loan on the Restatement Date, and the agreement of each Lender with a New Commitment to make any New Loan, are subject to the satisfaction, prior to or concurrently with such conversion, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received duly authorized and executed counterparts (and, if requested, originals) of (i) this Agreement, executed and delivered by each Agent, the Borrower and each Lender as of the Restatement Date, (ii) the Reaffirmation Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) the UK Supplemental Charge over Shares, executed and delivered by the Borrower and the Collateral Agent, (iv) the UK Supplemental Debenture, executed and delivered by each of the UK Subsidiary Guarantors and the Collateral Agent, (v) an assumption agreement substantially in the form attached as Annex I to the Guarantee and Collateral Agreement, executed and delivered by each of the Persons listed in clauses (q) through (x) of the definition of “US Subsidiary Guarantor” and each of the Persons listed in clauses (l) through (p) of the definition of “UK Subsidiary Guarantor”, (vi) a supplement to the Trademark Security Agreement, dated as of May 24, 2006, in form and substance reasonably satisfactory to the Agents, executed and delivered by 19E, 19TV and The Comedy Hall of Fame, LLC, (vii) a supplement to the Copyright Security Agreement, dated as of May 24, 2006, in form and substance reasonably satisfactory to the Agents, executed and delivered by 19E, 19TV, All Girl Productions, J2K Productions, Inc., 19 Management Limited, Focus Enterprises, Inc., 19 Recordings Limited, Double Vision Film Limited, Native Songs Limited, Morra, Brezner & Steinberg Entertainment, Inc., 19 Productions Limited, 19 Merchandising Limited, (viii) an acknowledgment and consent substantially in the form attached as Annex II to the Guarantee and Collateral Agreement, executed and delivered by each of the Elvis Operating Companies and the GOAT Operating Company, (ix) the Resignation and Appointment Agreement, executed and delivered by the Borrower, each Subsidiary Guarantor, Lenders comprising Required Lenders, the Existing Agent, the Administrative Agent and the Collateral Agent, (x) the IP Assignment and Assumption Agreement, executed and delivered by the Collateral Agent, the Existing Agent, 19E, 19TV, All Girl Productions, J2K Productions, Inc., 19 Management Limited, Focus Enterprises, Inc., 19 Recordings Limited and each other Subsidiary Guarantor party thereto, and (xi) each other Loan Document, executed and delivered by each Person party thereto. If requested by any Lender pursuant to Section 3.13(d), each such Lender shall have received a duly authorized and executed original of a Note or Notes conforming to the requirements of such Section.

(b) Financial Statements. The Lenders shall have received the financial statements described in Section 4.1.

(c) Business Plan and Projections. The Lenders shall have received and shall be satisfied with a business plan and financial projections through 2012, prepared on a quarterly basis.

(d) Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that on the Restatement Date, immediately after the conversion of Existing Loans into Loans hereunder, the funding of New Loans and the application of proceeds of the foregoing, in each case as provided herein, (i) the Borrower and its Subsidiaries have no outstanding Indebtedness other than Indebtedness permitted under Sections 7.2(a), 7.2(c), 7.2(d) and 7.2(p), and (ii) the Borrower and its Subsidiaries have no outstanding preferred stock other than the Presley Preferred Equity, the Series C Preferred Stock of the Borrower and the Series A Preferred Stock and Series B Preferred Stock of Elvis Presley Enterprises Inc. All “Revolving Loans” under and as defined in the Original Credit Agreement, all accrued interest and fees and all other amounts due or outstanding in respect of the Original Credit Agreement immediately prior to the Restatement Date shall have been paid in full, all Existing Commitments shall have been terminated and all “Letters of Credit” under and as defined in the Original Credit Agreement shall have expired or shall have been terminated or cash collateralized pursuant to arrangements satisfactory to the issuers thereof

(e) Approvals. All governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the conversion of Existing Loans into Loans hereunder, the funding of New Loans and the application of proceeds of the foregoing, in each case as provided herein, and the granting or perfection of Liens contemplated by the Loan Documents, the continuing operations of the Group Members and the other transactions contemplated hereby (including shareholder approvals, if any) shall have been obtained and be in full force and effect. There shall not exist any action, investigation, litigation, action or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f) Lien and Other Searches. The Administrative Agent shall have received the results of (i) a recent lien search in each of the jurisdictions designated by the Administrative Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Restatement Date pursuant to documentation satisfactory to the Administrative Agent, (ii) in respect of each Group Member incorporated in England and Wales, recent searches of such Person’s companies file at the Companies Registry of England and Wales showing, amongst other things, no appointment of (or the presentation of any petition in relation to any appointment of) a receiver, liquidator or administrator and (iii) in respect of any real property located in England and Wales, official priority searches in favor of the Administrative Agent in relation to any registered titles giving a sufficient period of priority (of at least 15 days following the Restatement Date).

(g) Fees and Expenses. The Lenders, the Joint Lead Arrangers and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Date.

(h) Restatement Date Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Date, substantially in the form of Exhibit H, with appropriate insertions and attachments including, without limitation, the formation documents and a long form good standing certificate (where applicable) of each Group Member certified by the relevant authority of the jurisdiction of organization of such Group Member.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Paul, Hastings, Janofsky and Walker LLP, counsel in the United States to the Borrower and its Subsidiaries, substantially in the form of Exhibit I-1; and

(ii) the legal opinion of Paul, Hastings, Janofsky and Walker LLP, counsel in England and Wales to the Borrower and the UK Subsidiary Guarantors, substantially in the form of Exhibit I-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement, and otherwise be in such form and of such substance, as the Administrative Agent may reasonably require.

(j) Pledged Equity Interests; Transfer Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or, in the case of the Capital Stock pledged pursuant to the UK Security Documents, the equivalent thereof for each entity incorporated in England and Wales), and (ii) each Pledged Note pledged to the Collateral Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings; Control Agreements. Each document (including any Uniform Commercial Code financing statement or account control agreement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be executed, delivered, filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall (within the relevant time period for filing) be in proper form for execution, delivery, filing, registration or recordation (or otherwise in form and substance reasonably satisfactory to the Collateral Agent).

(l) Solvency Certificate. The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Borrower substantially in the form of Exhibit J, which shall document the solvency of the Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the conversion of Existing Loans into Loans hereunder, the funding of New Loans and the application of proceeds of the foregoing, in each case as provided herein.

(m) No Default; Representations and Warranties; Officer’s Certificate. No Default or Event of Default shall have occurred and be continuing on the Restatement Date, after giving effect to the conversion of Existing Loans into Loans hereunder, the funding of New Loans and the application of proceeds of the foregoing, in each case as provided herein. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of such date with the same effect as though made on and as of such date, unless such representation or warranty expressly and solely relates to an earlier date, in which case it shall have been true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall have been true and correct in all respects) on and as of such earlier date. The Administrative Agent shall have received a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower certifying (i) as to the accuracy of the representations and warranties of the Borrower and the other Loan Parties in the Loan Documents, (ii) that since December 31, 2010, no event has occurred, that alone or in connection with other events, could reasonably be expected to have a Material Adverse Effect and (iii) as to the matters set forth in clauses (d), (e), (o), (p), (q) and (s) of this Section 5.1.

(n) Insurance. The Administrative Agent shall be satisfied with the insurance program to be maintained by the Borrower and its Subsidiaries and shall have received insurance certificates reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(o) Consolidated EBITDA. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters ending December 31, 2010, on a pro forma basis, after giving effect to the transactions contemplated hereby and continuing operations (as contemplated to be conducted as of the Restatement Date), is greater than or equal to $70,525,000.

(p) Agent for Service of Process. The Administrative Agent shall have received evidence that the Borrower has appointed CKX UK Holdings to be its agent for service of process in connection with the UK Supplemental Charge Over Shares.

(q) Intellectual Property Deliverables.

(i) The Administrative Agent shall have receive an executed legal opinion of the Borrower’s in-house counsel, addressing matters relating to “So You Think You Can Dance” intellectual property rights, which opinion shall be (A) dated as of the Restatement Date, (B) addressed to the Agents and the Lenders and (C) otherwise in such form and of such substance as the Agents and the Lenders may reasonably require.

(ii) The Administrative Agent shall have received a duly executed copy of a non-disturbance agreement from The Bank of New York Mellon, in its capacity as administrative agent and/or collateral agent acting on behalf of DCP’s secured lenders, substantially in the form of Exhibit M.

(r) Share Register Extracts; Shareholder Resolutions. The Administrative Agent shall have received (i) a certified extract of members of each Group Member incorporated in England and Wales whose shares are subject to a security interest granted or purported to be granted under the Security Documents (except for Brilliant 19 Limited, Delirious Records Limited, Shy Records Limited, Popworld Limited, 19 Fashionair Limited, Storm Model Management Ltd., Storm Model Management (Pty) Limited, Ambush Management Limited, TLS Management Limited and Channelbee Ltd.) and (ii) if required, shareholder resolutions to amend the articles of association of any Group Member incorporated in England and Wales to remove any restrictions on the transferability of such Group Member’s shares upon the enforcement of the security interests in respect thereof granted to the Collateral Agent (for the benefit of the Secured Parties).

(s) Compliance with Financial Covenants. The Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to the conversion of the Existing Loans into Loans hereunder, the funding of New Loans and the application of proceeds of the foregoing, in each case as provided for herein.

(t) Patriot Act Compliance. At least five Business Days prior to the Restatement Date, the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and requested by any Agent or any Lender.

(u) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

SECTION 6.   AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 7.1, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 7.1, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except for regular year-end adjustments).

Notwithstanding the foregoing, the obligations in Sections 6.1(a) and (b) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by delivering copies of the Borrower’s Form 10-K or 10-Q, as applicable, to the extent filed with the SEC. Documents required to be delivered pursuant to Section 6.1(a), (b), (c) or 6.2(f) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet (www.CKX.com) or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform to which each of the Agents and the Lenders have access; provided, in each case, that the Borrower shall have notified the Administrative Agent in writing (which may be by facsimile or electronic mail) of the posting of any such documents prior to or concurrently with such posting.

6.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the financial covenants set forth in Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Restatement Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the fiscal year following such year then ended (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal quarter of such following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, prepared on a quarterly basis (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if the Borrower is not then a reporting company under the Exchange Act, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) as soon as possible and in any event within five days of obtaining knowledge thereof, notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower or any of its Subsidiaries of a Material Environmental Amount;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except to the extent that (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such obligation is not material to the Group Members taken as a whole.

6.4. Maintenance of Existence; Compliance. (a)  (i)  Preserve, renew and keep in full force and effect its organizational, company or corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5. Maintenance of Property; Insurance. (a)  Keep all property useful and used in the ordinary course of its business in good working order and condition, ordinary wear and tear excepted, or replace or substitute such property as necessary, except where failure to keep such property in good working order or replace such property could not reasonably be expected to cause a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all tangible property useful and used in the ordinary course of its business in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are insured against as of the date hereof or as are otherwise required to be maintained under any material contract or agreement or other requirement applicable to any Group Member, in each case, except where the failure to maintain such insurance could not reasonably be expected to cause a Material Adverse Effect.

6.6. Inspection of Property; Books and Records; Discussions. (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, during normal business hours, from time to time upon three Business Days’ prior notice (unless an Event of Default shall have occurred and be continuing, in which case, no such notice shall be required), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that all such visits shall be arranged through the Administrative Agent, which shall use reasonable efforts to coordinate such visits so as to minimize the total number thereof, and any officer of any of the Group Members, if it so chooses, may be present at such visit (except to the extent that such visit involves discussions with such Group Member’s independent accountants or auditors and the Administrative Agent has requested that such officer or officers not be present). Physical access to any of the properties of any Group Member shall be governed by the rules, policies and procedures of such property relating to visits thereto by the public.

6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or, to the knowledge of the Borrower, Fremantle or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member or, to the knowledge of the Borrower, Fremantle on the one hand, and any Governmental Authority on the other hand, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which, if granted, could reasonably be expected to result in a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any partial withdrawal or complete withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the partial withdrawal or complete withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, and, in each case in clauses (i) and (ii) of this clause (d), such event or condition, together with all other events or conditions, if any, resulted or could reasonably be expected to result in a failure to satisfy the minimum funding standard of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, whether or not waived, a Lien in favor of the PBGC or a Material Adverse Effect; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8. Intellectual Property.

(a)    Consistent with past practices (i) continue to use each Trademark that constitutes Business Intellectual Property in a manner that maintains such Trademark in full force free from any claim of abandonment for non-use, and (ii) use such Trademark that constitutes Business Intellectual Property with the appropriate notice of registration and all other notices and legends required or recommended under applicable Requirements of Law.

(b)    Notify the Agents and the Lenders immediately if it knows that any application or registration relating to any Business Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Group Member’s or, to the Borrower’s knowledge, Fremantle’s or DCP’s recorded interest or co-ownership of, or the validity of, any Business Intellectual Property or such Group Member’s or, to the Borrower’s knowledge, Fremantle’s or DCP’s right to register the same or to own and maintain the same, unless such forfeiture, abandonment or dedication or such adverse determination or development could not reasonably be expected to cause a Material Adverse Effect or constitute an Event of Default.

(c)    Promptly upon a Group Member’s acquisition, exclusive license of, or creation of any invention, Trademark, Copyright or other Intellectual Property (or rights in any of the foregoing) that can be registered, the value of which is material in the context of the Group Members as a whole or would otherwise constitute Business Intellectual Property, apply for registration thereof or require an agent to so apply with the United States Patent and Trademark Office, the United States Copyright Office and the appropriate international office to register such invention, trademark, copyrightable work or other Intellectual Property or exclusive license thereof, as applicable, if in such Group Member’s reasonable business judgment it is appropriate under the circumstances to effect, reflect or protect such Intellectual Property, or if requested by the Administrative Agent or the Collateral Agent. Whenever a Group Member, either by itself or through any agent, employee, licensee or designee, or, to any Group Member’s knowledge, if Fremantle or DCP, shall file an application for the registration of any Business Intellectual Property or the recordation of any exclusive license with the United States Patent and Trademark Office, the United States Copyright Office, the appropriate international Intellectual Property office or any similar office or agency in any other country or any political subdivision thereof, such Group Member shall report such filing to the Administrative Agent and the Collateral Agent within 30 days (or, in the case of any such filing in respect of any Copyright, within 15 days) after the making thereof. If any portion of such Intellectual Property is included or purported to be included in the Collateral, subject always to the ability to comply with local laws, upon request of the Administrative Agent or the Collateral Agent, each applicable Loan Party (if any) shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent or the Collateral Agent, as applicable, may reasonably request to evidence the security interest of the Collateral Agent, for the benefit of the Secured Parties, in any such Patent, Trademark or Copyright and (in the case of Trademarks) the goodwill and general intangibles of such Loan Party relating thereto or represented thereby; provided that the security interest granted in respect thereof shall not attach to any applications for trademarks and service marks filed in the United States Patent and Trademark Office on the basis of a Group Member’s intent to use any such mark pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1060(a), at which point the security interest granted under the Guarantee and Collateral Agreement shall attach to each such application.

(d)    Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or group of countries or any political subdivision of any of the foregoing, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Business Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, unless the failure to secure such applications or registrations could not reasonably be expected to cause a Material Adverse Effect.

(e)    In the event that any Business Intellectual Property of a Group Member is infringed, misappropriated or diluted by another Person, such Group Member shall take such actions as such Group Member shall reasonably deem appropriate under the circumstances, including, without limitation, initiating a suit seeking injunctive relief and any and all damages for infringement, misappropriation or dilution, to protect such Intellectual Property and will promptly notify the Administrative Agent and the Collateral Agent of such actions.

(f) Ensure that all registrations of Business Intellectual Property with respect to which any Group Member is a co-owner are in such Group Member’s name, unless and to the extent that such registrations to evidence co-ownership in such Business Intellectual Property could reasonably be expected to subject such Business Intellectual Property to invalidity claims in the United States Patent and Trademark Office, the United States Copyright Office or the appropriate international Intellectual Property office or any similar office or agency in any other country or any political subdivision thereof.

6.9. Environmental Laws.

(a)    Comply in all material respects with, and use commercially reasonable efforts to cause all tenants and subtenants on any Property, if any, to comply in all material respects with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all such tenants and subtenants obtain and comply in all material respects with and maintain, any and all material Environmental Permits.

(b) Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding compliance with Environmental Laws or otherwise with respect to any Hazardous Materials.

6.10. Additional Collateral, Etc.

(a)    With respect to any property acquired after the Restatement Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, and subject always to the ability to comply with local laws, promptly upon such acquisition (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Documents or such other documents as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens on assets other than Capital Stock permitted under Section 7.3 and as otherwise permitted to not be so granted according to the terms of the Collateral Documents), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent or the Collateral Agent and the delivery of certificates and transfer powers in respect of any newly formed or acquired Subsidiary (or, in any such case, the equivalent thereof required in any other jurisdiction).

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Restatement Date by any Loan Party (other than any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, and subject always to the ability to comply with local laws, promptly upon such acquisition (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Collateral Agent, as applicable) as well as a current ALTA survey thereof in relation to United States real property, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c)    With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Restatement Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), and subject always to the ability to comply with local laws (including as to financial assistance), promptly upon such creation or acquisition (or upon such Subsidiary ceasing to be an Excluded Subsidiary) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Documents as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary, if it satisfies the requirements set forth in the definition of “Subsidiary Guarantor”, (A) to become a party to (i) the Guarantee and Collateral Agreement (as a Guarantor and as a Grantor thereunder) or such further Security Documents, and (ii) if such entity is incorporated under the laws of England and Wales, the UK Supplemental Debenture, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the relevant Security Documents of such new Subsidiary, including the filing of Uniform Commercial Code financing statements (or the equivalent thereof in any other applicable jurisdiction) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent and (C) to deliver to the Administrative Agent and the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit H, with appropriate insertions and attachments, (iv) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent and (v) (if applicable) delivery to the Administrative Agent and the Collateral Agent of any such documents as may be required in compliance with relevant financial assistance laws (each satisfactory to the Administrative Agent and the Collateral Agent).

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Restatement Date by any Loan Party, promptly upon such creation or acquisition (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement (or such other Security Documents) as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(e) In the event that any Group Member is prevented from complying with its obligations under this Section 6.10 or elsewhere in this Article 6 as a result of any local laws (including as to financial assistance), then each Loan Party will use all reasonable efforts to overcome the relevant legal prohibition (and, in the case of a financial assistance or similar prohibition, will procure that the relevant Group Member will undertake all whitewash or similar procedures which are possible, whether under the Companies Act 1985 of England and Wales or otherwise) to enable the relevant obligation to be complied with as soon as is reasonably practicable.

6.11. Further Assurances. Subject always to the ability to comply with local laws (including as to financial assistance), from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights or priority of the Collateral Agent and the other Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto (provided that, in relation to the shares of Capital Stock of any Subsidiary formed and existing under laws of England and Wales, the UK Subsidiary Guarantors shall not be required to perfect the security interest in such shares of Capital Stock if and to the extent that such action is prohibited pursuant to the applicable governing or other joint venture documents as in effect as of the Restatement Date). Upon the exercise by any Agent or any other Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.12. Use of Proceeds. Use the proceeds of the Loans only for the purposes described in Section 4.16.

6.13. Post-Closing Obligations.

(a) As soon as practicable and in any event not later than 90 days after the Restatement Date, deliver to the Administrative Agent a long form good standing certificate for each of All Girl Productions, Craft Manor Apartments, Inc., Elvis Anthology, LLC and StepTeco, Inc.

(b) As soon as practicable and in any event not later than 30 days after the Restatement Date, (i) make, or cause DCP, Fremantle and each other applicable Person to make, all necessary filings, registrations or recordations with the United States Copyright Office to reflect the Borrower’s or a Subsidiary Guarantor’s, as applicable, co-ownership of all Copyrights set forth in Part I of Schedule 6.13(b), and (ii) deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of each such filing, registration or recordation.

(c) As soon as practicable and in any event not later than 30 days after the Restatement Date, (i) make, or cause each applicable Person to make, all necessary filings, registrations or recordations with the United States Copyright Office to correct the erroneous registration of 19 Television Ltd. as owner of all Copyrights set forth in Part II of Schedule 6.13(b), thereby correctly reflecting 19TV’s ownership of all such Copyrights, and (ii) deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of each such filing, registration or recordation.

(d) As soon as practicable and in any event not later than 30 days after the Restatement Date, deliver to the Collateral Agent the original share certificates described in Schedule 6.13(d), together with related transfer powers.

SECTION 7.   NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1. Financial Condition Covenants.

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower to exceed the ratio of 2.0:1.0.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than the ratio of 3.0:1.0.

7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) unsecured Indebtedness (i) of the Borrower to any Subsidiary Guarantor (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Collateral Agent, for the benefit of the Secured Parties), (ii) of any Subsidiary Guarantor to the Borrower (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Collateral Agent, for the benefit of the Secured Parties), (iii) of any Subsidiary to the Borrower or any Subsidiary Guarantor (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Collateral Agent, for the benefit of the Secured Parties), and (iv) of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions);

(c) Indebtedness in respect of bankers’ acceptances and bid, performance and surety or appeal bonds, workers’ compensation claims and payment obligations in connection with self-insurance or similar obligations, in each case in the ordinary course of business, including guarantees or obligations of the Borrower with respect to letters of credit, issued in the ordinary course of business, supporting such obligations;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without (i) shortening the maturity or weighted average life thereof or (ii) increasing the principal amount thereof, other than to pay any customary fees and premiums required to be paid under the terms of the instrument governing such Indebtedness and to pay reasonable expenses incurred in connection with such refinancing, refunding, renewal or extension);

(e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is extinguished within five Business Days of incurrence;

(f) Indebtedness (including, without limitation, Capital Lease Obligations) to finance the acquisition of fixed or capital assets in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;

(g) Hedge Agreements permitted under Section 7.12;

(h) Indebtedness represented by guarantees by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or any Subsidiary otherwise permitted to be incurred under this Agreement, provided that such guarantees are subordinated to the Obligations (and any guarantee thereof) on the same terms as the underlying Indebtedness in respect thereof;

(i) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets or the Capital Stock of Subsidiaries permitted by this Agreement;

(j) Indebtedness incurred under commercial letters of credit issued for the account of a Group Member in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness), provided that any drawing under any such letter of credit is reimbursed in full within seven days;

(k) Indebtedness of the Borrower or any Subsidiary Guarantor comprising “earn-out” obligations payable in connection with any Permitted Acquisition or Permitted Joint Venture made by the Borrower or such Subsidiary Guarantor in an aggregate amount not to exceed 5.0% of the aggregate consideration paid by the Borrower or such Subsidiary Guarantor in connection with such Permitted Acquisition or Permitted Joint Venture (and any renewals or extensions thereof);

(l) Acquired Indebtedness in an aggregate amount not to exceed $5,000,000;

(m) Indebtedness of the Borrower or any Subsidiary Guarantor, secured on a second priority basis by the Collateral, in an aggregate amount not to exceed $50,000,000 at any one time outstanding; provided that (i) any entity providing any guarantee or other credit support in respect of any obligations incurred under this clause (m) shall also be a Subsidiary Guarantor hereunder and (ii) the lenders in respect of such Indebtedness shall have entered into an intercreditor agreement on terms and conditions reasonably satisfactory to the Collateral Agent and the Required Lenders;

(n) Subordinated Debt of the Borrower (and not of any of its Subsidiaries) in an aggregate amount not to exceed $125,000,000 at any one time outstanding and Guarantee Obligations of any Subsidiary Guarantor in respect of such Subordinated Debt; provided that such Guarantee Obligations are subordinated to the Obligations (and any guarantee thereof) on the same terms as such Subordinated Debt; and

(o) Non-Recourse Indebtedness in an amount for any Permitted Joint Venture not to exceed 65% of the fair market value of the assets owned by such Permitted Joint Venture.

7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the other applicable Group Members, as the case may be, in conformity with GAAP;

(b) common law or statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, maritime and other Liens imposed by law incurred in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Restatement Date and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 7.2(d);

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(f), provided that (i) such Liens shall be created within 120 days of the date on which such property or equipment is acquired, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) judgment Liens (other than with respect to judgments of a size sufficient to cause an Event of Default under this Agreement) so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(l) leases, subleases, non-exclusive licenses and non-exclusive sublicenses granted by the Borrower and its Subsidiaries to others on arm’s-length terms that do not materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries;

(m) bankers’ Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(o) Liens by way of rent deposit created in favor of commercial landlords, provided that the amount of Indebtedness secured thereby does not in the aggregate exceed $1,000,000 or its equivalent in other currencies;

(p) Liens securing Indebtedness of (i) the Borrower or any Subsidiary pursuant to Section 7.2(l) or (ii) the Borrower or any Subsidiary Guarantor incurred pursuant to Section 7.2(m);

(q) Liens not otherwise permitted by this Section on assets of the Borrower and its Subsidiaries so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time; and

(r) Liens securing Non-Recourse Indebtedness permitted under Section 7.2(o), provided that such Liens shall extend only to the assets of (and Capital Stock or other ownership interests in) the applicable Permitted Joint Venture that is the borrower of such Non-Recourse Indebtedness.

7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) (i) any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor (provided that if such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving entity), (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged with or consolidated into the Borrower or any Subsidiary Guarantor (provided that the Borrower or the applicable Subsidiary Guarantor shall be the continuing or surviving corporation) and (iii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged with or consolidated into any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; and

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (provided if the relevant asset was the subject of a Lien pursuant to any Security Document, the Borrower or the applicable Subsidiary Guarantor shall grant security to a similar extent and of a comparable quality over such asset in favor of the Collateral Agent, for the benefit of the Secured Parties (such security to be in form and substance satisfactory to the Administrative Agent and the Collateral Agent));

(c) in connection with a Permitted Acquisition or Permitted Joint Venture, any Person that is the subject of such Permitted Acquisition or Permitted Joint Venture (other than any Permitted Joint Venture that has obligations owing in respect of any Non-Recourse Indebtedness) may be merged or consolidated with or into the Borrower or any Subsidiary Guarantor (provided that the Borrower or the applicable Subsidiary Guarantor shall be the continuing or surviving corporation); and

(d) transactions permitted under Section 7.5 shall be permitted.

7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory or licensing of Intellectual Property in the ordinary course of business on a non-exclusive basis, and the abandonment or other Disposition of Intellectual Property that is negligible and non-material to the business of the Group Members as a whole;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower provided that if such Capital Stock was the subject of a Lien pursuant to any Security Document, the Borrower shall grant security to a similar extent and of a comparable quality over such asset in favor of the Collateral Agent, for the benefit of the Secured Parties (such security to be in form and substance satisfactory to the Administrative Agent and the Collateral Agent);

(e) the Disposition of assets with an aggregate fair market value not to exceed $5,000,000;

(f) the disposition of cash not otherwise prohibited by this Agreement;

(g) the Disposition by CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. in an aggregate amount of up to 5% of the membership interests in the GOAT Operating Company to the Muhammad Ali Family Trust if and to the extent required under the express terms of the GOAT Operating Agreement, as in effect on the Restatement Date; and

(h) the Disposition by CKX UK Holdings of all or a portion of its equity interests in Storm Model Management Limited.

7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary may make Restricted Payments in a proportionate manner to the Borrower (or a Subsidiary Guarantor, as applicable) and the other holders of such Subsidiary’s Capital Stock in respect of such holders’ proportionate ownership of such Subsidiary;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided that the aggregate amount of payments under this clause (b) after the date hereof shall not exceed $2,500,000;

(c) Elvis Presley Enterprises, LLC and Elvis Presley Enterprises Inc. (and, to the extent required, the EPE Holding Corporation) may pay dividends to the Promenade Trust pursuant to the applicable Elvis Operating Company Charter Documents, as in effect on the Restatement Date;

(d) purchases by any Group Member of the Capital Stock of any Group Member or Permitted Joint Venture from any Person that is not a Group Member or Permitted Joint Venture in an aggregate amount not to exceed $10,000,000 from and after the Restatement Date (provided that (i) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to any such purchase (as certified by a Responsible Officer of the Borrower), (ii) the amount paid by the Borrower and its Subsidiaries in respect of any “put” or similar obligation arising in connection with any individual Permitted Acquisition or Permitted Joint Venture shall not exceed 30% of the aggregate consideration paid by the Borrower and its Subsidiaries for such Permitted Acquisition or Permitted Joint Venture (as certified by a Responsible Officer of the Borrower), (iii) the amount paid by the Borrower and its Subsidiaries from and after the Restatement Date in connection with the exercise of any “call” or similar right by any of them shall not exceed $5,000,000 in the aggregate and (iv) the dollar caps specified above shall be reduced by the dollar amount of any Investments made pursuant to Section 7.8(k));

(e) the GOAT Operating Company may pay dividends to the Muhammad Ali Family Trust pursuant to the GOAT Operating Agreement, as in effect on the Restatement Date;

(f) Investments permitted under Section 7.8(l) or Section 7.8(m), in either case, to the extent that such Investments would constitute Restricted Payments; and

(g) the Borrower may pay dividends to the Promenade Trust pursuant to the Presley Preferred Equity, as in effect on the Restatement Date.

7.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $12,000,000 in any fiscal year of the Borrower (provided that (i) any portion of such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year (but not for expenditure in any further succeeding fiscal year) and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above (without regard to this proviso) and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above), and (b) Capital Expenditures consisting of Permitted Acquisitions and Permitted Joint Ventures otherwise permitted under Section 7.8 and/or consisting of Investments made in accordance with Section 7.8(n).

7.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees, directors and officers of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) intercompany Investments by (i) the Borrower in any Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Collateral Agent, for the benefit of the Secured Parties), (ii) any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Collateral Agent, for the benefit of the Secured Parties); (iii) any Subsidiary that is not a Subsidiary Guarantor in the Borrower or any Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor consisting of intercompany Indebtedness (provided that, in each case, such Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions), or (iv) any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Collateral Agent, for the benefit of the Secured Parties);

(f) intercompany Investments by the Borrower or any of its Subsidiaries in any Person (provided that such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Collateral Agent, for the benefit of the Secured Parties, to the extent otherwise required hereunder), that, prior and after giving effect to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed $1,000,000 since the Restatement Date;

(g) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 since the Restatement Date;

(h) Investments under Hedge Agreements entered into in the ordinary course of a Group Member’s business and not for speculative purposes and otherwise in compliance with this Agreement;

(i) Investments in securities of trade creditors, licensors, licensees or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(j) Investments made after the Restatement Date consisting of Permitted Acquisitions and Permitted Joint Ventures; provided that (i) the aggregate amount of Investments made in connection with all Permitted Acquisitions and Permitted Joint Ventures in accordance with this clause (j) shall not exceed $10,000,000 (after giving effect to any reinstatement of prior utilizations of such amount with Net Cash Proceeds or cash dividends and other distributions in accordance with clause (iii) below), (ii) the aggregate amount of Investments made in connection with all Permitted Joint Ventures in accordance with this clause (j) shall not exceed $10,000,000 (after giving effect to any reinstatement of prior utilizations of such amount with Net Cash Proceeds or cash dividends and other distributions in accordance with clause (iv) below), (iii) any amounts utilized in respect of the dollar cap specified in clause (i) above shall be reinstated by an amount equal to the sum of (x) the Net Cash Proceeds actually received by the Borrower or any Subsidiary Guarantor in respect of any Asset Sale consisting of a Permitted Acquisition or Permitted Joint Venture in which Investments were previously made pursuant to this clause (j) plus (y) the aggregate amount of dividends and other distributions in the form of cash, Cash Equivalents and non-cash assets that have been converted into cash that have been actually received by the Borrower or any Subsidiary Guarantor from Permitted Joint Ventures in which Investments were previously made pursuant to this clause (j), in each case, as certified by a Responsible Officer of the Borrower (provided that in no event shall amounts available in respect of such dollar cap be greater than $10,000,000 at any one time after giving effect to any such reinstatement) and (iv) any amounts utilized in respect of the dollar cap specified in clause (ii) above shall be reinstated by an amount equal to the sum of (x) the Net Cash Proceeds actually received by the Borrower or any Subsidiary Guarantor in respect of any Asset Sale consisting of a Permitted Joint Venture in which Investments were previously made pursuant to this clause (j) plus (y) the aggregate amount of dividends and other distributions in the form of cash, Cash Equivalents and non-cash assets that have been converted into cash that have been actually received by the Borrower or any Subsidiary Guarantor from Permitted Joint Ventures in which Investments were previously made pursuant to this clause (j), in each case, as certified by a Responsible Officer of the Borrower (provided that in no event shall amounts available in respect of such dollar cap be greater than $10,000,000 at any one time after giving effect to any such reinstatement);

(k) purchases by any Group Member of the Capital Stock of any Group Member or Permitted Joint Venture from a Person that is not a Group Member or Permitted Joint Venture in an aggregate amount not to exceed $10,000,000 from and after the Restatement Date (provided that (i) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to any such purchase (as certified by a Responsible Officer of the Borrower), (ii) the amount paid by the Borrower and its Subsidiaries in respect of any “put” or similar obligation arising in connection with any individual Permitted Acquisition or Permitted Joint Venture shall not exceed 30% of the aggregate consideration paid by the Borrower and its Subsidiaries for such Permitted Acquisition or Permitted Joint Venture (as certified by a Responsible Officer of the Borrower), (iii) the amount paid by the Borrower and its Subsidiaries from and after the Restatement Date in connection with the exercise of any “call” or similar right by any of them shall not exceed $5,000,000 in the aggregate and (iv) the dollar caps specified above shall be reduced by the dollar amount of any Restricted Payments made pursuant to Section 7.6(d));

(l) purchases by EPE Holding Corporation from the Promenade Trust of (i) all or any part of the Series B Preferred Stock and/or common stock of Elvis Presley Enterprises, Inc., as and to the extent required as a result of the exercise by the Promenade Trust of its rights under the terms of the Shareholders Agreement, dated February 7, 2005, as in effect on the Restatement Date and (ii) all or any part of the Series B membership interests in Elvis Presley Enterprises, LLC, as and to the extent required as a result of the exercise by the Promenade Trust of its rights under the terms of the limited liability company operating agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, as in effect on the Restatement Date;

(m) purchases by CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. of all of the membership interests of the GOAT Operating Company owned by the Muhammad Ali Family Trust as and to the extent required as result of the exercise by the Muhammad Ali Family Trust of its rights under the GOAT Operating Agreement, as in effect on the Restatement Date;

(n) Investments made after the Restatement Date in the CDS Elvis Venture; provided that the aggregate amount of Investments made in connection with the CDS Elvis Venture shall not exceed $1,500,000; and

(o) solely to the extent that Investments are not then permitted under clause (j) above, Investments made after the Restatement Date by any Subsidiary that is not a Subsidiary Guarantor consisting of Permitted Acquisitions and Permitted Joint Ventures with (x) any Net Cash Proceeds actually received by such Subsidiary and not distributed to the Borrower or any Subsidiary Guarantor as of such date in respect of any Asset Sale consisting of a Permitted Acquisition or Permitted Joint Venture in which Investments were previously made pursuant to clause (j) above or this clause (o) or (y) any dividends and other distributions in the form of cash, Cash Equivalents and non-cash assets that have been converted into cash that have been actually received by such Subsidiary and not distributed to the Borrower or any Subsidiary Guarantor as of such date from Permitted Joint Ventures in which Investments were previously made pursuant to clause (j) above or this clause (o); provided that the aggregate amount of Investments made by such Subsidiary pursuant to this clause (o) at any time outstanding (after giving effect to any additional amounts received as described in clauses (x) and (y) above) shall not exceed (1) the aggregate amount of Investments previously made as of such date by such Subsidiary in such Permitted Acquisition or Permitted Joint Venture, as the case may be, in accordance with clause (j) above minus (2) the aggregate amount of dividends or distributions received by the Borrower or any Subsidiary Guarantor from such Subsidiary and credited under clauses (iii) or (iv) of clause (j) above.

7.9. Optional Payments and Modifications of Certain Debt Instruments. (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness referred to in Section 7.2(l), (m), (n) or (o), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness referred to in Section 7.2(l), (m), (n) or (o) (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Presley Preferred Equity (other than any such amendment, modification, waiver or other change that (i) (A) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (B) does not involve the payment of a consent fee or (ii) would be required in connection with effecting any merger or consolidation contemplated by Section 7.4(b)).

7.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) set forth on Schedule 7.10, or (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits or imposes any condition upon the ability of any Group Member (other than any Group Member that is not required to become a Subsidiary Guarantor as provided in the definition thereof) to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof, other than any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition shall only be effective against the assets financed thereby), except agreements by a Permitted Joint Venture to limit Liens on its assets under the terms of any Non-Recourse Indebtedness of such Permitted Joint Venture.

7.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary Guarantor, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) applicable law or any rule, regulation or order, (iii) customary non-assignment provisions or restrictions on cash or other deposits contained in any contract or any lease governing a leasehold interest of any Group Member, (iv) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien, (v) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale, (vi) customary provisions in joint venture agreements and other similar agreements entered into by the Borrower or one of its Subsidiaries and any Person (other than the Borrower or any Affiliate of the Borrower), in each case, relating solely to the respective joint venture or similar entity or the equity interests therein and entered into in the ordinary course of business, (vii) purchase money obligations (including any capitalized lease obligations) relating to property acquired in the ordinary course of business, (viii) restrictions imposed under the Elvis Operating Company Charter Documents, as in effect on the Restatement Date or (ix) restrictions imposed on any Permitted Joint Venture under the terms of any Non-Recourse Indebtedness.

7.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement, that are described in clause (a) of the definition of “Permitted Acquisition” and “Permitted Joint Venture” or that are reasonably related thereto.

7.17. Certain Amendments. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (a) any Group Member’s organizational or constitutional documents or (b) any material agreement, in each case, except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect or (in the case of any Group Member’s organizational or constitutional documents) that would impose any restrictions on the transferability of such Group Member’s shares upon the enforcement of the security interests in respect thereof granted to the Collateral Agent (in its capacity as such).

7.18. Accounting Changes. Permit, or cause any of its Subsidiaries to make or permit, any material change in its accounting policies or reporting practices, except as may be required by or permitted under GAAP.

7.19. Intellectual Property.

(a)    Knowingly perform any act or knowingly instruct or authorize other Persons to perform any act whereby any Business Intellectual Property may become forfeited, abandoned or dedicated to the public.

(b)    Knowingly perform any act or knowingly instruct or authorize its licensees to perform any act that infringes, misappropriates or violates the intellectual property rights of any other Person.

7.20. Hazardous Substances. Knowingly permit, or cause any of its Subsidiaries to knowingly permit, any Hazardous Substances to be brought on to or located on any of the Properties, except in compliance in all material respects with, and in amounts, in a location and in a manner not reasonably likely to lead to any liability pursuant to, all applicable Environmental Laws and only in such quantities and types as reasonably needed to conduct the Business. If any such Hazardous Substance is brought onto any Property by any Group Member or found located thereon, the Borrower shall diligently mitigate or, as reasonably necessary, remove the Hazardous Substances, including undertaking remedial and other response actions required under applicable Environmental Laws. Each Loan Party hereby acknowledges that all Hazardous Substance handling practices and environmental practices and procedures are the sole responsibility of such Loan Party and its Subsidiaries. Each Loan Party further acknowledges that neither the Agents, the Lenders nor any other Secured Party is an environmental consultant, engineer, investigator or inspector of any type whatsoever. No act (or decision not to act) of any Agent, any Lender or any other Secured Party related to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, shall give rise to any obligation or liability on the part of any Agent, Lender or other Secured Party with respect to environmental matters or pursuant to Environmental Laws. In no event shall any information obtained from any Agent, any Lender, any other Secured Party or any of their respective employees, officers, directors, partners, advisors, representatives or agents pursuant to this Agreement or any other Loan Document concerning the environmental condition of the assets, properties or the business of any Loan Party or any Subsidiary of any Loan Party be considered by any Loan Party or any Subsidiary of any Loan Party (or any other recipient of such information) as constituting legal or environmental consulting, engineering, investigating or inspecting advice, and neither any Loan Party nor any Subsidiary of any Loan Party (nor any other recipient of such information) shall rely on said information. The responsibility for compliance with Environmental Laws with respect to the assets, properties or business rests solely with each Loan Party and its Subsidiaries. Nothing in this Section 7.20 shall limit any rights that any Loan Party or any of its Subsidiaries may have to seek contribution or allocate responsibility pursuant to Environmental Law from any third party (other than any Secured Party).

SECTION 8.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i)  any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.4(a)(i), 6.7(a), 6.12, 6.13, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 or 7.19 of this Agreement or Section 5.4 or 5.7(b) of the Guarantee and Collateral Agreement, or Clauses 4.3(b), 9.1, or 19.1 through 19.3 of the UK Debenture, or Clauses 7.1(i) or 8.1 of the UK Charge Over Shares, or Clauses 5 (as it relates to Clause 4.3(b) or 9 of the UK Debenture), 6.1, 6.2, 6.3 (as it relates to Clause 19.3 of the UK Debenture) or 9 of the UK Supplemental Debenture, or Clauses 4 or 7.1 of the UK Supplemental Charge Over Shares, or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or

(f) (i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, administrative receiver, administrator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days (unless (x) such case, proceeding or other action is a winding-up petition instituted under the laws of England which is frivolous or vexatious, in which case such period shall be shortened to 14 days or (y) any other such case, proceeding or other action is instituted under the laws of England, in which case such period shall be shortened to zero days); or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been satisfied, vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (unless such case, proceeding or other action is instituted under the laws of England, in which case such period shall be shortened to 14 days); or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i)  any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (iii), (iv), (v) and (vi) above, such event or condition, alone or together with all other such events or conditions, if any, has had or could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Loan Documents shall cease to be in full force and effect, or any Group Member or any Affiliate of any Group Member shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market value in excess of $1,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby, for any reason other than as permitted by Section 10.14; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, for any reason other than as permitted by Section 10.14; or

(k) (i) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (ii) the Borrower shall cease to own and control, legally and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each entity that is a Subsidiary Guarantor as of the Restatement Date, in each case, free and clear of all Liens (except Liens created by the Security Documents); or (iii) any group or person (within the meaning of Rule 13d-5 promulgated under the Exchange Act), other than the Sillerman Group, shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 20% of the outstanding voting Capital Stock of the Borrower; or

(l) (i) any Group Member’s rights in any portion of the Business Intellectual Property (other than as specified in clause (i) of the definition of Intellectual Property), that is included in or purported to be included in the Collateral, becomes invalidated, falls into the public domain or otherwise becomes impaired or (ii) any Group Member’s rights in rights of publicity or rights in rights to a living or deceased natural Person’s name and likeness becomes impaired, unless, in either case, such an event could not reasonably be expected to cause a Material Adverse Effect; or

(m) Fremantle shall breach any Contractual Obligation owed to any Group Member and fail to cure such breach for a period of 60 days where such breach could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default (where such default is continuing), with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.   THE AGENTS

9.1. Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent (including its successors and permitted assigns) as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender or any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

9.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

9.6. Non-Reliance on Agents and Other Lenders. Each Lender (and each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent previously or hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to disclose or otherwise provide to any Lender or any other Secured Party, and shall not be liable for failure to disclose or otherwise provide to any Lender or any other Secured Party, any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Person serving as Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates in any capacity.

9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

9.9. Successor Agents. Each Agent may resign as such upon 10 days’ notice to the Lenders and the Borrower. If any Agent shall resign under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and/or the Collateral Agent, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former agent or any of the parties to this Agreement or any Secured Party. If no successor agent has accepted appointment as such by the date that is 10 days following a retiring agent’s notice of resignation, the retiring agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (a) transfer to such successor Collateral Agent all sums, Pledged Equity Interests, Pledged Notes and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (b) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Agent’s resignation as Administrative Agent and/or Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and or Collateral Agent under this Agreement and the other Loan Documents.

9.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11. The Joint Lead Arrangers. Each Joint Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

9.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding Tax relating to a payment for a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.13. Security Documents.

(a) Each Secured Party hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents; provided that no Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Specified Hedge Agreement. Subject to Sections 10.1 and 10.14, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.1 or 10.14) have otherwise consented or (ii) release any Subsidiary Guarantor from its guarantee obligations under the applicable Security Documents or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.1 or 10.14) have otherwise consented.

(b) Notwithstanding anything to the contrary contained in any of the Loan Documents, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee obligations of the Subsidiary Guarantors pursuant to the applicable Security Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) No Specified Hedge Agreement will create (or be deemed to create) in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Loan Documents except as expressly provided in Section 10.14. By accepting the benefits of the Collateral, such Qualified Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party.

SECTION 10.   MISCELLANEOUS

10.1. Amendments and Waivers. Except as otherwise provided below, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent, the Collateral Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or waive, reduce or postpone any scheduled repayment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, amend or modify the pro rata requirements of Section 3.7 or the provisions of this Section 10.1 or, except as set forth in Section 10.14 or in the Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their respective obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) effect modifications to Section 10.6 that further restrict assignments by Lenders thereunder without the written consent of each Lender affected thereby; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of each Agent affected thereby; (vii) amend, modify or waive any provision of Section 5.1 without the written consent of each Lender affected thereby or (viii) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations (as defined in the Guarantee and Collateral Agreement) and the Borrower Credit Agreement Obligations in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; provided that (x) each such waiver shall be limited to the period for which it is granted and (y) no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	CKX, Inc. 650 Madison Avenue, 16th Floor New York, New York 10022 Attention: General Counsel Telecopy: (212) 753-3188 Telephone: (212) 407-9101
with a copy to:	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Attention: William Schwitter, Esq. Telecopy: (212) 230-7834 Telephone: (212) 318-6400
The Administrative Agent or the Collateral Agent:
JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention: Peter Thauer
Telecopy: (212) 270-5127
Telephone: (212) 270-6289
and
JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, Texas 77002
Attention: Sheila King
Telecopy: (713) 750-2878
Telephone: (713) 750-2242
and
JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, Texas 77002
Attention: Sylvia Gutierrez
Telecopy: (713) 750-2878
Telephone: (713) 750-7919

with a copy to:	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022 Attention: Michèle Penzer, Esq. Telecopy: (212) 751-4864 Telephone: (212) 906-1245

provided that any notice, request or demand to or upon any Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent and each Lead Arranger for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a single New York counsel to the Agents and the Lead Arrangers (and appropriate local or special counsel) (provided that, if the Secured Parties are advised by counsel that there are actual or perceived conflicts of interest, the Borrower will be required to pay for one additional counsel for each affected party), the reasonable fees and disbursements of audit and accounting professionals and filing and recording fees and expenses (and excluding corporate overhead and other non out-of-pocket expenses), with statements with respect to the foregoing to be submitted to the Borrower prior to the Restatement Date (in the case of amounts to be paid on the Restatement Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent or Lead Arranger, as applicable, shall deem appropriate, (b) to pay or reimburse each Lender, each Lead Arranger and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of a single New York counsel to the Lenders, the Lead Arrangers and the Agents (and appropriate local or special counsel) (provided that, if the Secured Parties are advised by counsel that there are actual or perceived conflicts of interest, the Borrower will be required to pay for one additional counsel for each affected party) and the fees and disbursements of audit and accounting professionals (but excluding corporate overhead and other non out-of-pocket expenses), (c) to pay, indemnify, and hold each Lender, each Lead Arranger and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Lead Arranger and each Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law or with respect to any Hazardous Substance applicable to the operations of any Group Member or any of the Properties or the Business or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, violations, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws or with respect to any Hazardous Substance, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the General Counsel of the Borrower (Telephone No. (212) 407-9101) (Telecopy No. (212) 753-3188), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6. Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer in violation of this Section 10.6 shall be null and void).

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than any Group Member or any Subsidiary or Affiliate thereof) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

(ii)   Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO.

(iii)   Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 10.5). An assignee shall not be entitled to the benefits of Section 3.9 unless such Assignee complies with Sections 3.9(d) and (e). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)   A Participant shall not be entitled to receive any greater payment under Section 3.8 or 3.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after such Participant acquires the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of Section 3.9 unless such Participant complies with Sections 3.9(d), (e) and (f). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes.

(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(a). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7. Adjustments; Set-off.

(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14. Releases of Guarantees and Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(b) At such time as the Loans, the Obligations (other than obligations under or in respect of Specified Hedge Agreements) shall have been paid in full and the net termination liability under or in respect of Specified Hedge Agreements at such time shall have been cash collateralized or paid in full (or other arrangements reasonably satisfactory to the applicable Qualified Counterparties shall have been entered into), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and the Collateral Agent agrees (at the sole cost and expense of the Borrower) to take such actions as may reasonably be requested by the Borrower to evidence such release and termination.

10.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any Affiliate of any Agent or Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Lender or Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, auditors (including independent auditors) and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section 10.15 by the respective Agent or Lender or any other Person to whom such Agent or Lender, as applicable, has provided such information as permitted by this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly upon the reasonable request of the Administrative Agent or any Lender, provide all documentation and other information reasonably requested in order to comply with their respective ongoing obligations under applicable “know your customers” and anti-money laundering rules and regulations, including the Patriot Act.

10.18. Amendment and Restatement. It is the intention of each of the parties hereto that the Original Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Original Credit Agreement and that all Indebtedness and Obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents shall be secured by the liens and security interests evidenced under the Loan Documents and that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Original Credit Agreement (or serve to terminate Sections 3.10, 9.7 and 10.5 of the Original Credit Agreement or any of Borrower’s obligations thereunder with respect to the Existing Agent or the Existing Lenders). The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Original Credit Agreement made under and in accordance with the terms of Section 10.1 of the Original Credit Agreement. In addition, unless specifically amended hereby, each of the Loan Documents shall continue in full force and effect. This Agreement restates and replaces, in its entirety, the Original Credit Agreement; from and after the Restatement Date, any reference in any of the other Loan Documents to the “Credit Agreement” shall be deemed to refer to this Agreement.

10.19. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect or otherwise affect the meaning or interpretation of this Agreement or any provision hereof.

[Remainder of this page intentionally left blank]IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CKX, INC.

By: /s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Executive Vice President, Chief Financial
Officer and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

Collateral Agent and a Lender

By:/s/ Peter B. Thauer

Name: Peter B. Thauer
Title:	Executive Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By: /s/ Susan LeFevre

Name: Susan LeFevre
Title:	Managing Director

By:/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Director

UBS LOAN FINANCE LLC, as a Lender
By:/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director
BENTHAM WHOLESALE SYNDICATED LOAN FUND, as a Lender

By: Credit Suisse Asset Management, LLC, as Agent (sub-advisor) to Challenger Investment Management Services, Limited, the Responsible Entity for Bentham Wholesale Syndicated Loan Fund

By: /s/ Thomas Flannery

Name: Thomas Flannery
Title:	Authorized Signatory

CSAM FUNDING I, as a Lender

By: /s/ Thomas Flannery

Name: Thomas Flannery
Title:	Authorized Signatory

MADISON PARK FUNDING V, LTD., as a Lender

By: Credit Suisse Asset Management, LLC, as collateral manager

By: /s/ Thomas Flannery

Name: Thomas Flannery
Title:	Authorized Signatory

MADISON PARK FUNDING VI, LTD., as a Lender

By: Credit Suisse Asset Management, LLC, as collateral manager

By: /s/ Thomas Flannery
Name: Thomas Flannery
Title: Authorized Signatory

Annex I
New Commitments

Name of Lender	New Commitment
JPMorgan Chase Bank, N.A.	$6,500,000.00

Deutsche Bank Trust Company Americas	$83,333.33

UBS Loan Finance LLC	$83,333.33

Total:	$6,666,666.66

Annex II
Rollover Commitments

Name of Lender	Rollover Commitment
JPMorgan Chase Bank, N.A.	$20,000,000.00

Deutsche Bank Trust Company Americas	$16,666,666.67

UBS Loan Finance LLC	$6,666,666.67

Bentham Wholesale Syndicated Loan Fund	$2,666,666.67

CSAM Funding I	$2,666,666.67

Madison Park Funding V, Ltd.	$2,333,333.33

Madison Park Funding VI, Ltd.	$2,333,333.33

Total:	$53,333,333.34

SCHEDULE 4.1

CONTINGENT LIABILITIES

Pursuant to that certain Agreement, dated as of April 10, 2006 (as in effect on the date hereof), by and among G.O.A.T., Inc., The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali, CKX, Inc. and GOAT Acquisition, Inc., the Borrower has agreed to execute a guarantee regarding the satisfaction of all of the obligations of Muhammad Ali Enterprises, LLC (f/k/a G.O.A.T., LLC) to The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali under the GOAT Operating Agreement.

Pursuant to that certain Limited Liability Company Operating Agreement of Big Red 2 Entertainment LLC, dated April 12, 2010, the Borrower has agreed to guarantee the funding obligations of 19 Entertainment Worldwide LLC.

Pursuant to that certain Joint Venture Agreement relating to the operation of Storm Model Management Limited, dated as of 6 August 2009, the Borrower has agreed to guarantee the performance of obligations of an assignee with respect to the put and call options described therein.

SCHEDULE 4.3

GROUP MEMBERS NOT IN GOOD STANDING

All Girl Productions
Craft Manor Apartments, Inc.
Elvis Anthology, LLC
StepTeco, Inc.

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

Filing of a Current Report on Form 8-K with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, will be made following execution of this Agreement.

SCHEDULE 4.13

ERISA

G.O.A.T., Inc. terminated the G.O.A.T., Inc. Defined Benefit Pension Plan in a standard termination in 2006.

SCHEDULE 4.15

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization or Formation	% of each class of capital stock owned directly or indirectly by a loan party

EPE Holding Corporation	Delaware	Common Stock: 100% owned by CKX, Inc.

Elvis Presley Enterprises, LLC	Delaware	Class A Membership Interests: 100% owned by EPE Holding Corporation

Elvis Presley Enterprises, Inc.	Tennessee	Common Stock: 85% owned by EPE Holding Corporation Series A Preferred Shares: 100% owned by EPE Holding Corporation

Elvis Presley’s Memphis, LLC	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Elvis Anthology, LLC	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Meadow Oaks Apartments, Inc.	Tennessee	Common Stock: 85% owned indirectly by EPE Holding Corporation

Elvis Presley’s Heartbreak Hotel, LLC	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Velvet Elvis, Inc.	New York	Common Stock: 85% owned indirectly by EPE Holding Corporation

Erama Resolution Corp.	Delaware	Common Stock: 85% owned indirectly by EPE Holding Corporation

Memphis-Graceland RV Park & Campground, LLC	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Craft Manor Apartments, Inc.	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Elvis Music, Inc.	New York	Common Stock: 63.75% owned indirectly by EPE Holding Corporation

White Haven Music, Inc.	New York	Common Stock: 63.75% owned indirectly by EPE Holding Corporation

EPE LV, LLC	Delaware	Common Stock: 85% owned indirectly by EPE Holding Corporation

Elvis Viva, LLC	Delaware	Membership Interest: 85% owned indirectly by EPE Holding Corporation

CKX G.O.A.T. Holding Corp.	Delaware	Common Stock: 100% owned by CKX, Inc.

G.O.A.T., Inc.	Virginia	Common Stock: 100% owned by CKX G.O.A.T. Holding Corp.

Muhammad Ali Enterprises, LLC	California	Membership Interests: 80% owned indirectly by CKX, Inc.

Ali.com LLC	Delaware	Membership Interests: 80% owned indirectly by CKX, Inc.

Muhammad Ali Images, Inc.	New York	Membership Interests: 80% owned indirectly by CKX, Inc.

Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.	California	Common Stock: 100% owned by CKX, Inc.

Uncle Dave’s Boondoggle, Inc.	California	Common Stock: 100% owned by Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc.

Focus Enterprises, Inc.	California	Common Stock: 100% owned by CKX, Inc.

StepTeco, Inc.	California	Common Stock: 100% owned by Focus Enterprises, Inc.

CKX UK Holdings Limited	England & Wales	Ordinary Shares: 100% owned by CKX, Inc.

19 Entertainment Limited	England & Wales	100% Ordinary Shares and 100% Non-voting Shares owned by CKX UK Holdings Limited

19 Productions Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Touring Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Recordings Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Brands Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Merchandising Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Touring GmbH	Germany	Share Capital: 100% owned by 19 Entertainment Limited

Shy Records Limited	England & Wales	Ordinary Shares: 75% owned by 19 Entertainment Limited

Double Vision Film Limited	England & Wales	Ordinary Shares: 100% owned by 19 Productions Limited

19 Artist Tours Limited	England & Wales	Ordinary Shares: 100% owned by 19 Touring Limited

19 Entertainment, Inc.	New York	Common Shares: 100% owned by 19 Entertainment Limited

19 TV Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Management Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Loves Music Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Entertainment GmbH	Germany	Share Capital: 100% owned by 19 Entertainment Limited

Brilliant 19 Limited	England & Wales	Ordinary Shares: 75% owned by 19 Entertainment Limited

Freedom Media Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

Freedom TV Limited	England & Wales	Ordinary Shares: 100% owned by Freedom Media Limited

On the Road Productions	California	Common Stock: 100% owned by 19 Entertainment, Inc.

All Girl Productions	California	Common Stock: 100% owned by 19 Entertainment, Inc.

19 Touring LLC	Delaware	Membership Units: 100% owned by 19 Entertainment, Inc.

Dance Nation Productions Inc.	Delaware	Common Shares: 100% owned by 19 Entertainment, Inc.

Southside Productions Inc.	Delaware	Common Shares: 100% owned by 19 Entertainment, Inc.

19 Recording Services, Inc.	Delaware	Common Shares: 100% owned by 19 Entertainment, Inc.

19 Recordings, Inc.	New York	Common Shares: 100% owned by 19 Entertainment, Inc.

J2K Productions, Inc.	California	Common Stock: 100% owned by 19 Entertainment, Inc.

This Land Productions, Inc.	Delaware	Common Stock: 100% owned by 19 Entertainment, Inc.

CTA Productions, Inc.	Delaware	Common Stock: 100% owned by 19 Entertainment, Inc.

Masters of Dance Productions Inc.	Delaware	Common Stock: 100% owned by 19 Entertainment, Inc.

SYTYCD DVD Productions Inc.	Delaware	Common Stock: 100% owned by 19 Entertainment, Inc.

IICD LLC	Delaware	Membership Interests: 100% owned by On the Road Productions

Native Management Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

Native Songs Limited	England & Wales	Ordinary Shares: 100% indirectly owned by 19 Entertainment Limited

19 Entertainment Worldwide LLC	Delaware	Membership Interests: 100% owned by CKX, Inc.

The Comedy Hall of Fame, LLC	Delaware	Membership Interests: 100% owned by CKX, Inc.

CKX Holding Corp.	Delaware	Common Stock: 100% owned by CKX, Inc.

Storm Model Management Ltd.	England & Wales	Ordinary Shares: 51% owned by CKX UK Holdings Limited

Storm Artists Management Limited	England & Wales	Ordinary Shares: 51% indirectly owned by CKX UK Holdings Limited

Storm Model Management (Pty) Limited	South Africa	Ordinary Shares: 34.17% indirectly owned by CKX UK Holdings Limited

Outstanding Subscriptions, Options, Warrants, Calls, Rights or Other Agreements or Commitments of any nature relating to any Capital Stock of the Borrower or any Subsidiary

Subscriptions

•	None

Options

•	None.

Warrants

•	None.

Calls/Redemption Rights

•	During the period beginning August 7, 2012 and ending August 7, 2013, the Borrower can, at its sole discretion, redeem the outstanding shares of its Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption.

•	Rights of CKX UK Holdings Limited to require Sarah Noelle Doukas and Simon John Chambers to sell at market value thereof all of the ordinary shares of Storm Model Management Limited held by Ms. Doukas and Mr. Chambers during two separate 20 business day periods in 2015, pursuant to that certain Joint Venture Agreement, dated as of August 6, 2009.

Puts

•	Rights of The Promenade Trust to require EPE Holding Corporation to purchase at the fair market value thereof all or a portion of the Series B Preferred Shares and the Common Shares of Elvis Presley Enterprises, Inc. that it owns, pursuant to that certain Shareholders Agreement, dated as of February 7, 2005.

•	Rights of The Promenade Trust to require EPE Holding Corporation to purchase at the fair market value thereof all or a portion of the Series B membership interests of Elvis Presley Enterprises, LLC that it owns, pursuant to that certain Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005.

•	Rights of the Muhammad Ali Family Trust and certain of its permitted transferees to require CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. to purchase at the fair market value thereof all of the membership interests of G.O.A.T., LLC that they own, pursuant to that certain Operating Agreement of G.O.A.T., LLC, as amended by Schedule 6 to that certain Agreement dated April 10, 2006 by and among G.O.A.T., Inc., The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali, CKX, Inc. and GOAT Acquisition, Inc.

•	Rights of Sarah Noelle Doukas and Simon John Chambers to require CKX UK Holdings Limited to purchase at the market value thereof all of the ordinary shares of Storm Model Management Limited that they own during a 20 business day period in 2015, pursuant to that certain Joint Venture Agreement, dated as of August 6, 2009.

Rights

•	On June 23, 2010, the Board of Directors of the Borrower adopted a “poison pill” Stockholders Rights Plan which provided a dividend of one preferred share purchase right to each outstanding share of common stock of the Borrower.

Other Agreements or Commitments

•	The Promenade Trust has a right of first refusal, pursuant to that certain Shareholders Agreement, dated as of February 7, 2005, with respect to certain transfers of the Series A Preferred Shares of Elvis Presley Enterprises, Inc. owned by EPE Holding Corporation, which it may exercise with respect to all or a portion of such shares.

•	The Promenade Trust has pre-emptive rights with respect to future issuances of membership interests in Elvis Presley Enterprises, LLC.

•	The Promenade Trust has a right of first refusal, pursuant to that certain Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, with respect to certain transfers of the Series A membership interests of Elvis Presley Enterprises, LLC owned by EPE Holding Corporation, which it may exercise with respect to all or a portion of such shares.

SCHEDULE 4.19

FILING JURISDICTIONS

Entity	Filing Offices
CKX, Inc.	Delaware SOS

EPE Holding Corporation	Delaware SOS

CKX G.O.A.T. Holding Corp.	Delaware SOS

G.O.A.T., Inc.	Virginia SOS

Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.	California SOS

Uncle Dave’s Boondoggle, Inc.	California SOS

Focus Enterprises, Inc.	California SOS

StepTeco, Inc.	California SOS

19 Entertainment, Inc.	New York SOS

On The Road Productions	California SOS

All Girl Productions	California SOS

19 Touring LLC	Delaware SOS

Dance Nation Productions Inc.	Delaware SOS

Southside Productions Inc.	Delaware SOS

19 Recording Services, Inc.	Delaware SOS

19 Recordings, Inc.	New York SOS

J2K Productions, Inc.	California SOS

IICD LLC	Delaware SOS

This Land Productions, Inc.	Delaware SOS

CTA Productions, Inc.	Delaware SOS

Masters of Dance Productions, Inc.	Delaware SOS

SYTYCD DVD Productions, Inc.	Delaware SOS

CKX Holding Corp.	Delaware SOS

The Comedy Hall of Fame, LLC	Delaware SOS

19 Entertainment Worldwide, LLC	Delaware SOS

19 Artist Tours limited	District of Columbia ROD

19 Brands Limited	District of Columbia ROD

19 Entertainment Limited	District of Columbia ROD

19 Loves Music Limited	District of Columbia ROD

19 Management Limited	District of Columbia ROD

19 Merchandising Limited	District of Columbia ROD

19 Productions Limited	District of Columbia ROD

19 Recordings Limited	District of Columbia ROD

19 Touring Limited	District of Columbia ROD

19 TV Limited	District of Columbia ROD

CKX UK Holdings Limited	District of Columbia ROD

Native Management Limited	District of Columbia ROD

Native Songs Limited	District of Columbia ROD

Double Vision Film Limited	District of Columbia ROD

Freedom Media Limited	District of Columbia ROD

Freedom TV Limited	District of Columbia ROD

A Form MGO1 will need to be filed with the Registrar of Companies at Companies House in England in respect of any of the following sixteen entities which are registered in England or Wales who create a charge or mortgage requiring registration under the English law Companies Act 2006:

1. CKX UK Holdings Limited
2. 19 Entertainment
Limited
3. 19 Productions Limited
4. 19 Touring Limited
5. 19 Recordings Limited
6. 19 Brands Limited
7. 19 Merchandising
Limited
8. 19 Artist Tours Limited
9. 19 TV Limited
10. 19 Management Limited

11. 19 Loves Music Limited
12. Native Management Limited
13. Native Songs Limited
14. Freedom Media Limited
15. Freedom TV Limited

16. Double Vision Film Limited

The IP Assignment and Assumption Agreement and the Supplement No. 1 to the Trademark Security Agreement will need to be filed with the United States Patent and Trademark Office.

The IP Assignment and Assumption Agreement and the Supplement No. 1 to the Copyright Security Agreement will need to be filed with the United States Copyright Office (Library of Congress).

SCHEDULE 6.13(b)

COPYRIGHT FILINGS AND REGISTRATIONS

Part I

Owner: FremantleMedia North America, Inc.

	Title	Registration No. Registration Date

1.	American Idol : 823/824.	PA0001636049 2009-06-24

2.	American Idol : 823A/824A.	PA0001636046 2009-06-24

3.	American Idol : 825/826.	PA0001636045 2009-06-24

4.	American Idol : 825A/826A.	PA0001636043 2009-06-24

5.	American Idol : 827.	PA0001636035 2009-06-24

6.	American Idol : 827A.	PA0001636041 2009-06-24

7.	American Idol : 828.	PA0001636036 2009-06-24

8.	American Idol : 828A.	PA0001636072 2009-06-24

9.	American Idol : 829.	PA0001636040 2009-06-24

10.	American Idol : 829A.	PA0001636037 2009-06-24

11.	American Idol : 830.	PA0001636075 2009-06-24

12.	American Idol : 830A.	PA0001636039 2009-06-24

13.	American Idol : 831.	PA0001636069 2009-06-24

14.	American Idol : 831A.	PA0001636038 2009-06-24

15.	American Idol : 832.	PA0001636074 2009-06-24

16.	American Idol : 832A.	PA0001636073 2009-06-24

17.	American Idol : 833.	PA0001636077 2009-06-24

18.	American Idol : 833A.	PA0001636070 2009-06-24

19.	American Idol : 834.	PA0001636076 2009-06-24

20.	American Idol : 834A, Part 1 and 2.	PA0001636080 2009-06-24

Owner: Dick Clark Productions, Inc.

	Title	Registration No. Registration Date

1.	So you think you can dance : no. 101 & 102 / directed by Nigel Lythgoe .	PA0001258519 2005-10-17

2.	So you think you can dance : no. 103 / directed by Nigel Lythgoe .	PA0001258518 2005-10-17

3.	So you think you can dance : no. 104 / directed by Nigel Lythgoe.	PA0001258516 2005-10-17

4.	So you think you can dance : no. 105 / directed by Nigel Lythgoe .	PA0001258515 2005-10-17

5.	So you think you can dance : no. 106 & 107 / directed by Bruce Gowers .	PA0001258517 2005-10-17

6.	So you think you can dance : no. 108 / directed by Don Weiner.	PA0001258512 2005-10-17

7.	So you think you can dance : no. 109 / directed by Don Weiner .	PA0001258514 2005-10-17

8.	So you think you can dance : no. 110 / directed by Don Weiner .	PA0001258521 2005-10-17

9.	So you think you can dance / directed by Don Weiner.	PA0001258522 2005-10-17

10.	So you think you can dance : no. 112 / directed by Don Weiner .	PA0001258513 2005-10-17

11.	So you think you can dance : no. 113 / directed by Don Weiner .	PA0001258520 2005-10-17

12.	So you think you can dance : no. 114 / directed by Don Weiner.	PA0001258842 2005-10-31

13.	So You Think You Can Dance : Season 7 : 701/702.	PA0001708254 2010-10-27

14.	So You Think You Can Dance : Season 7 : 703/704.	PA0001708248 2010-10-27

15.	So You Think You Can Dance : Season 7 : 705/706.	PA0001708259 2010-10-27

16.	So You Think You Can Dance : Season 7 : 707/708.	PA0001708256 2010-10-27

17.	So You Think You Can Dance. [“So You Think You Can Dance” Episode 712/713]	PA0001708251 2010-10-27

18.	So You Think You Can Dance : Season 7.	PA0001708250 2010-10-27

19.	So You Think You Can Dance : Season 7 : 712/713A.	PA0001708247 2010-10-27

20.	So You Think You Can Dance : Season 7 : 714/715.	PA0001708244 2010-10-27

21.	So You Think You Can Dance : Season 7 : 714/715A.	PA0001708238 2010-10-27

22.	“So You Think You Can Dance” : 716/717.	PA0001707104 2010-10-27

23.	“So You Think You Can Dance” : 716/717A.	PA0001706592 2010-10-27

24.	“So You Think You Can Dance” : 718/719.	PA0001706620 2010-10-27

25.	“So You Think You Can Dance” : 718/719A.	PA0001706603 2010-10-27

26.	“So You Think You Can Dance” : 720/721.	PA0001707103 2010-10-27

27.	“So You Think You Can Dance” : 720/721A.	PA0001706617 2010-10-27

28.	“So You Think You Can Dance” : 722/723.	PA0001706969 2010-10-27

29.	“So You Think You Can Dance” : 722/723A.	PA0001706820 2010-10-27

30.	“So You Think You Can Dance” : 724/725.	PA0001706810 2010-10-27

31.	“So You Think You Can Dance” : 724/725A.	PA0001706811 2010-10-27

32.	“So You Think You Can Dance” : 726/727.	PA0001706818 2010-10-27

33.	“So You Think You Can Dance” : 726/727A.	PA0001706813 2010-10-27

Part II
        .

	Title	Registration No. Registration Date

1.	American idol : no. 101 / directed by Andy Scheer.	PA0001148578 2002-10-21

2.	American idol : no. 102 / directed by Bruce Gowers.	PA0001148629 2003-06-09

3.	American idol : no. 103 / directed by Bruce Gowers.	PA0001116315 2002-10-21

4.	American idol : no. 103A / directed by Bruce Gowers.	PA0001116314 2002-10-21

5.	American idol : no. 104 / directed by Bruce Gowers.	PA0001148610 2002-10-21

6.	American idol : no. 104A / directed by Bruce Gowers.	PA0001148618 2002-10-21

7.	American idol : no. 105 / directed by Bruce Gowers.	PA0001113201 2002-10-21

8.	American idol : no. 105A / directed by Bruce Gowers.	PA0001148619 2002-10-21

9.	American idol : no. 105B / directed by Bruce Gowers.	PA0001148609 2002-10-21

10.	American idol : no. 106, pt. 1 / directed by Bruce Gowers.	PA0001148614 2002-10-21

11.	American idol : no. 106, pt. 2 / directed by Bruce Gowers.	PA0001148616 2002-10-21

12.	American idol : no. 106A / directed by Bruce Gowers.	PA0001148617 2002-10-21

13.	American idol : no. 107 / directed by Bruce Gowers.	PA0001148613 2002-10-21

14.	American idol : no. 107A / directed by Bruce Gowers.	PA0001148615 2002-10-21

15.	American idol : no. 108 / directed by Bruce Gowers.	PA0001148621 2002-10-21

16.	American idol : no. 108A / directed by Bruce Gowers.	PA0001148611 2002-10-21

17.	American idol : no. 109 / directed by Bruce Gowers.	PA0001148622 2002-10-21

18.	American idol : no. 109A / directed by Bruce Gowers.	PA0001148608 2002-10-21

19.	American idol : no. 110 / directed by Bruce Gowers.	PA0001148612 2002-10-21

20.	American idol : no. 110A / directed by Bruce Gowers.	PA0001148628 2002-10-21

21.	American idol : no. 111 / directed by Bruce Gowers.	PA0001148630 2002-10-21

22.	American idol : no. 111A / directed by Bruce Gowers.	PA0001148625 2002-10-21

23.	American idol : no. 112 / directed by Bruce Gowers.	PA0001148626 2002-10-21

24.	American idol : no. 112A / directed by Bruce Gowers.	PA0001148620 2002-10-21

25.	American idol : no. 113 / directed by Bruce Gowers.	PA0001148624 2002-10-21

26.	American idol : no. 114, pt. 1 / directed by Bruce Gowers.	PA0001148623 2002-10-21

27.	American idol : no. 114, pt. 2 / directed by Bruce Gowers.	PA0001148627 2002-10-21

SCHEDULE 6.13(d)

SHARE CERTIFICATES

Pledgor/Chargor	Issuer	Number of Shares
Native Management Limited	Ambush Management Limited	1

Native Management Limited	TLS Management Limited	50

Native Management Limited	Native Songs Limited	2

19 Entertainment Limited	Freedom Media Limited	776,584

CKX UK Holdings Limited	Storm Model Management Limited	255

SCHEDULE 7.2(d)

PERMITTED INDEBTEDNESS

$1,129,226.80 Promissory Note by Elvis Presley Enterprises, Inc. to Priscilla Presley dated as of July 13, 2009

£500,000 foreign exchange line maintained with National Westminster Bank plc, with a £500,000 Daily settlement limit to run alongside the foreign exchange line.

£350,000 foreign cheque negotiations limit maintained with National Westminster Bank plc

SCHEDULE 7.3(f)

PERMITTED LIENS

Lien on certain equipment, including Avaya, Inc. Definity systems held by CIT Communications Finance Corporation  (Elvis Presley Enterprises, Inc.), which is the telephone system in place at Elvis Presley Enterprises, Inc., which is leased

Lien on certain keycards, buzzers, and other equipment installed at Heartbreak Hotel 3677 Elvis Presley Boulevard held by Telerent Leasing Corporation (Elvis Presley’s Heartbreak Hotel, LLC)

Lien on certain fixtures held by BJHA LLC (Elvis Presley Enterprises, Inc.)

Debenture between Popworld Limited and NatWest dated 24 October 2001

A Charge and Deed of Assignment dated 31 March 2003 and made between Double Vision Film Limited and Columbia Tristar Home Entertainment Inc.

A Security Deposit Agreement and Charge on Cash Deposit dated 29 May 2003 and made between Double Vision Film Limited and The Governor and Company of the Bank of Scotland

A Charge over Cash Deposit dated 29 March 2003 and made between Double Vision Film Limited and Sovereign Finance Plc

A Letter of Pledge, dated 19 October 2004 and made between Freedom Media Ltd in favour of the Governor and Company of the Bank of Scotland.

SCHEDULE 7.10

AFFILIATE TRANSACTIONS

Services and compensation due to Lisa Marie Presley (“LMP”) pursuant to that certain letter agreement dated as of February 7, 2005, by and between EPE Holding Corporation and LMP regarding the employment of LMP

$1,129,226.80 Promissory Note dated July 13, 2009 by Elvis Presley Enterprises, Inc. in favor of Priscilla Presley

Payments pursuant to the Consulting Agreement dated as of February 7, 2005, as amended, with Priscilla Presley

Distributions pursuant to the LLC Operating Agreement for Elvis Presley Enterprises, LLC and the Charter of Elvis Presley Enterprises, Inc. and the Shareholders Agreement, dated as of February 7, 2005, for Elvis Presley Enterprises, Inc., in each case, as in effect on the date hereof

Each of the transactions pursuant to the Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC (“LLC”), the Amended and Restated Charter of Elvis Presley Enterprises, Inc. (“EPE”) and the Shareholders Agreement of EPE

Any distribution or dividend paid to the Promenade Trust or any permitted transferee thereof (and indirectly to LMP or any other beneficiary of the trust) from EPE or LLC or any distribution or dividend from the Borrower on the preferred stock or common stock held by the Promenade Trust or any permitted transferee thereof (and indirectly to LMP or any other beneficiary of the trust)

Consultancy Deed, dated as of 13 January 2010, by and between 19 Entertainment Limited and Simon Robert Fuller

Letter Agreement between the Borrower and Robert F.X. Sillerman, dated as of May 22, 2010, with respect to Mr. Sillerman’s separation from employment with the Borrower and consulting services

Employment Agreement between the Borrower and Howard J. Tytel

Employment Agreement between the Borrower and Thomas P. Benson

Employment Agreement between the Borrower and Michael G. Ferrel

Amended and Restated Employment Agreement between the Borrower and Kraig G. Fox

Registration Rights Agreement, dated February 7, 2005 between the Borrower and The Huff Alternative Fund, L.P.

Registration Rights Agreement, dated February 7, 2005 between the Borrower and The Promenade Trust

Registration Rights Agreement, dated March 17, 2005, by and among the Borrower, Simon Robert Fuller and Fuller Nominees Limited

Any distribution or dividend paid to the Muhammad Ali Family Trust and certain of its permitted transferees from G.O.A.T., Inc., CKX G.O.A.T. Holding Corp. or CKX, Inc. in accordance with the GOAT Operating Agreement.

Lease Agreement, dated as of February 7, 2005, by and between The Promenade Trust and Elvis Presley Enterprises, Inc. with respect to the Graceland property

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement used herein shall have the meanings given to such terms in the Credit Agreement.

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement, the other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified on Schedule 1 hereto of all of such outstanding rights and obligations of the Assignor in respect of the Loans.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that (i) the Assignor is the legal and beneficial owner of the Assigned Interest, (ii) the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (iii) the Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements most recently delivered pursuant to Section 5.1 or Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 3.9(d) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and all other Loan Documents to which the Assignor was a party immediately prior to giving effect to this Assignment and Assumption and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under such other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and all other Loan Documents to which the Assignor was a party immediately prior to giving effect to this Assignment and Assumption.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed and delivered as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption

Name of Assignor:

Name of Assignee:       [, an Affiliate/Approved Fund of [identify Lender] – select if applicable]

Effective Date of Assignment:

Principal Amount of Loans Assigned	Commitment Percentage Assigned1
$	. %

[Name of Assignee] By: Name:	[Name of Assignor] By: Name:
Title:	Title:
Accepted for Recordation in the Register:	[Required Consents:]
JPMORGAN CHASE BANK, N.A., as Administrative Agent	[CKX, INC.
By: Name:	By: Name:
Title:	Title:]
[JPMORGAN CHASE BANK, N.A., as Administrative Agent
By: Name:
Title:]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate, dated as of [      ], 20[      ] (this “Compliance Certificate”), is delivered to you pursuant to Section 6.2(b) of the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement used herein shall have the meanings given to such terms in the Credit Agreement.

1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 7.1(a) and 7.1(b) of the Credit Agreement.

[Signature Page Follows]

1 Set forth to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be duly executed and delivered, and the certifications, representations and warranties contained herein to be made, as of the date first above written.

CKX, INC.

By:

Name:

Title:

ATTACHMENT 1
Financial StatementsATTACHMENT 2

Consolidated Leverage Ratio Calculations

1.	Consolidated Total Debt as of the last day of any period:	$[ , , ]

2.	Consolidated EBITDA for such period: (i) — (ii)	$[ , , ]

(i)	the amount set forth in clause (a) below plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (and provided that to the extent that all or any portion of the income of any Subsidiary or other Person is excluded from Consolidated Net Income pursuant to the definition thereof for such period or portion thereof, any amounts set forth in clauses (b) through (l) that are attributable to such Subsidiary or other Person shall not be included for purposes of such clauses for such period or portion thereof), the sum of amounts in clauses (b) through (l) below:

(a) (b)	Consolidated Net Income: income tax expense:	$[ , , ] $[ , , ]

(c)	interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans): $[ , , ]

(d)	depreciation, depletion, abandonment and amortization expense: $[ , , ]

(e)	amortization of intangibles and impairment charges (including, but not limited to, goodwill) and organizational costs: $[ , , ]

(f)	any extraordinary charges or losses or non-recurring charges determined in accordance with GAAP: $[ , , ]

(g)	non-cash compensation expenses arising from the issuance of stock, options to purchase stock, stock appreciation rights or other similar incentive arrangements to the management of the Borrower: $[ , , ]

(h)	[severance and other restructuring-related costs of 19E incurred during the year ended December 31, 2010: $[18,739,000]]

(i)	[losses of businesses within 19E which were sold or closed during the year ended December 31, 2010: $[5,685,000]]

(j)	[executive separation costs incurred during the year ended December 31, 2010:$[6,358,000]]
(k)	[Graceland Master Plan costs incurred during the year ended December 31, 2010:	$[1,682,000]]

(l)	any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period2: $[ , , ]

(ii)	the sum of (to the extent included in Consolidated Net Income for such period):

(a)	interest income: $[ , , ]

(b) any extraordinary income or gains determined in accordance

		with GAAP:	$[ , , ]
(c) any other non-cash income,3 all as determined on a consolidated basis:$[ , , ]
3.	Consolidated Leverage Ratio: (i)/(ii)		$[ , , ]

	(i) (ii)	Consolidated Total Debt Consolidated EBITDA	$[ , , ] $[ , , ]

4.	Maximum Consolidated Leverage Ratio

permitted under Section 7.1(a) of the Credit Agreement: 2.0:1.0

ATTACHMENT 2

Consolidated Interest Coverage Ratio Calculations

1.	Consolidated EBITDA for any period: (from Consolidated Leverage Ratio calculation)$[ , , ]
2.	Consolidated Interest Expense for such period:		$[ , , ]

3.	Consolidated Interest Coverage Ratio: (i)/(ii)		$[ , , ]

	(i) (ii)	Consolidated EBITDA Consolidated Interest Expense	$[ , , ] $[ , , ]

4. Minimum Consolidated Interest Coverage Ratio

required under Section 7.1(b) of the Credit Agreement: 3.0:1.0

EXHIBIT C

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

See execution version.

EXHIBIT D-1

FORM OF UK CHARGE OVER SHARES

See execution version.

EXHIBIT D-2

FORM OF UK SUPPLEMENTAL CHARGE OVER SHARES

See execution version.

EXHIBIT E-1

FORM OF UK DEBENTURE

See execution version.

EXHIBIT E-2

FORM OF UK SUPPLEMENTAL DEBENTURE

See execution version.

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement used herein shall have the meanings given to such terms in the Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined. [      ] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 3.9(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this Certificate and shall remain the sole beneficial owner of the Loans at all times during which it is the record holder of such Loans.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

5. The Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed and delivered, and the certifications, representations and warranties contained herein to be made, on and as of this        day of       , 20      .

[NAME OF NON-U.S. LENDER]

By:

Name:
Title:

EXHIBIT G

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$      New York, New York

[      ], 20[      ]

FOR VALUE RECEIVED, the undersigned, CKX, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to        (the “Payee”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined), in lawful money of the United States and in immediately available funds, the principal amount of (a)        DOLLARS ($     ), or, if less, (b) the unpaid principal amount of all Loans of the Payee outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.4 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 3.4 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the Type and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each continuation of all or a portion thereof as the same Type, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Loan.

This Note (a) is one of the Notes referred to in the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CKX, INC.

By:
Name:

Title:Schedule A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

2 Excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period. Cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses incurred after the Closing Date (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made.

3 Excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in footnote 2.

Schedule B to Credit Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H

FORM OF RESTATEMENT DATE CERTIFICATE

Pursuant to Section  5.1(h) of the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among CKX, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), the undersigned [INSERT TITLE OF OFFICER] of [the Borrower] [[      ] (the “Company”)] hereby certifies as follows:

1. The representations and warranties of the [Borrower][Company] set forth in the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the [Borrower][Company] pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it was true and correct in all respects) as of such earlier date.

2.        is the duly elected and qualified Corporate Secretary of the [Borrower][Company] and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made or continued on the date hereof. [Borrower only]

4. Immediately after the conversion of Existing Loans into Loans, the funding of New Loans and the application of proceeds of the foregoing, in each case on the date hereof as provided in the Credit Agreement, (a) the Borrower and its Subsidiaries have no outstanding Indebtedness other Indebtedness permitted under Section 7.2(a), 7.2(c), 7.2(d) and 7.2(p), and (b) the Borrower and its Subsidiaries have no outstanding preferred stock other than the Presley Preferred Equity, the Series B Preferred Stock of the Borrower and the Series A Preferred Stock and Series B Preferred Stock of Elvis Presley Enterprises Inc. [Borrower only]

5. All governmental and third party approvals necessary or advisable in connection with the conversion of Existing Loans into Loans, the funding of New Loans and the application of proceeds of the foregoing, in each case on the date hereof as provided in the Credit Agreement, and the granting or perfection of Liens contemplated by the Loan Documents, the continuing operations of the Group Members and the other transactions contemplated by the Credit Agreement (including shareholder approvals, if any) have been obtained and are in full force and effect. There does not exist any action, investigation, litigation, action or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect. [Borrower only]

6. The Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters ending immediately prior to the Restatement Date, on a pro forma basis, after giving effect to the transactions contemplated by the Credit Agreement and continuing operations (as contemplated to be conducted as of the Restatement Date), is greater than or equal to $70,525,000. [Borrower only]

7. The Borrower has appointed CKX UK Holdings to be its agent for service of process in connection with the UK Supplemental Charge Over Shares.

8. The Borrower is in compliance with the financial covenants set forth in Section 7.1 of the Credit Agreement on a pro forma basis after giving effect to the conversion of Existing Loans into Loans, the funding of New Loans and the application of proceeds of the foregoing, in each case on the date hereof as provided in the Credit Agreement. [Borrower only]

9. Since December 31, 2010, no event has occurred, that alone or in connection with other events, could reasonably be expected to have a Material Adverse Effect. [Borrower only]

The undersigned Corporate Secretary of the [Borrower][Company] certifies as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the [Borrower][Company], nor has any other event occurred adversely affecting or threatening the continued corporate existence of the [Borrower][Company].

2. The [Borrower][Company] is a corporation duly [incorporated/formed], validly existing and in good standing under the laws of the jurisdiction of its organization.

3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the [Borrower][Company] on      , 2011; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the [Borrower][Company] now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws][Limited Liability Company Agreement] of the [Borrower][Company] as in effect on the date hereof, and such [By-Laws][Limited Liability Company Agreement] have not been amended, repealed, modified or restated.

5. Attached hereto as Annex 3 is a true and complete copy of the [Certificate][Articles] of [Incorporation][Formation] of the [Borrower][Company] as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

6. Attached hereto as Annex 4 is a true and complete copy of the Certificate of Good Standing of the [Borrower][Company] as in effect on the date hereof.

7. The following persons are now duly elected and qualified officers of the [Borrower][Company] holding the offices indicated next to their respective names below, and such officers have held such offices with the [Borrower][Company] at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the [Borrower][Company] each of the Loan Documents to which it is or is to be a party and any certificate or other document to be delivered by the [Borrower][Company] pursuant to the Loan Documents to which it is or is to be a party:

Name	Office	Date	Signature

[Signature Page Follows]

IN WITNESS WHEREOF, each undersigned has caused this Restatement Date Certificate to be duly executed and delivered, and the certifications, representations and warranties contained herein to be made, on and as of this        day of      , 2011.

Name:	Name:
Title:	Title:

ANNEX 1
Board Resolutions

ANNEX 2
[By-Laws][Limited Liability Company Agreement]

ANNEX 3
[Certificate][Articles] of [Incorporation][Formation]

ANNEX 4

Certificate of Good StandingEXHIBIT I-1

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP (US)
See execution version.

EXHIBIT I-2

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP (UK)
See execution version.

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate, dated as of April 15, 2011 (this “Solvency Certificate”), is delivered pursuant to Section 5.1(l) of the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement used herein shall have the meanings given to such terms in the Credit Agreement. This Solvency Certificate is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof (including Section 10 thereof).

It is understood that Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties are relying on the truth and accuracy of this Solvency Certificate in connection with the transactions contemplated by the Loan Documents.

The undersigned hereby certifies as follows:

1. I am, and at all pertinent times mentioned in this Solvency Certificate have been, the duly qualified, qualified and acting Chief Financial Officer of the Company and, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of the Company. In such capacity I have participated actively in the management of the Company’s financial affairs and am familiar with the Company’s financial statements and those of its Subsidiaries and with the properties, business and assets of the Group Members.

2. I have carefully reviewed the Loan Documents and the contents of this Solvency Certificate, and, in connection herewith, I have reviewed such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.

3. The Group Members, taken as a whole, are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

4 On the date hereof, before and after giving effect to the conversion of Existing Loans into Loans, the funding of New Loans, the application of proceeds of the foregoing and the other transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the property of the Group Members, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Group Members, taken as a whole.

5. On the date hereof, before and after giving effect to the conversion of Existing Loans into Loans, the funding of New Loans, the application of proceeds of the foregoing and the other transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair saleable value of the assets of the Group Members, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Group Members, taken as a whole, on their debts as they become absolute and matured.

6. The Group Members, taken as a whole, do not intend to, and the Group Members, taken as a whole, believe that they will not, incur debts or liabilities that will be beyond their ability to pay such debts and liabilities as they mature.

6. On the date hereof, before and after giving effect to the conversion of Existing Loans into Loans, the funding of New Loans, the application of proceeds of the foregoing and the other transactions contemplated by the Credit Agreement and the other Loan Documents, the Group Members, taken as a whole, are not engaged in any business or transaction, nor are they about to engage in any business or transaction, for which their properties would constitute unreasonably small capital.

In making the certifications set forth above, the undersigned has considered or taken the following actions, among other things:

(a) the financial statements (the “Financial Statements”) delivered to the Administrative Agent pursuant to Section 5.1(b) of the Credit Agreement;

(b) the values of the Group Members’ real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, licenses, leases and all other property of such party, real and personal, tangible and intangible;

(c) consulted with officers of the Group Members concerning, among other matters, pending and threatened litigation, uninsured risks, guaranties of obligations of any other Person and other contingent obligations and have, using my best judgment, also taken into account the maximum realistic exposure of each Group Member to liabilities which would not be included in reserves otherwise reflected on the Financial Statements; and

(d) made such other investigations and inquiries as I have, to the best of my experience, deemed appropriate and have taken into account the nature of the particular business anticipated to be conducted by the Group Members after consummation of the transactions referred to above.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be duly executed and delivered, and the certifications, representations and warranties contained herein to be made, as of the date first above written.

CKX, INC.

By:
Name:
Title:	Chief Financial Officer

EXHIBIT K

SUBORDINATION PROVISIONS

Section 1. Definitions and Rules of Interpretation. Reference is made to the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”). Except as otherwise expressly provided, capitalized terms used herein without definition shall have the same meaning assigned to such terms in the Credit Agreement. In addition, the following terms shall have the following meanings:

1.1	“Senior Secured Obligations” shall mean the Obligations under and as defined in the Guarantee and Collateral Agreement.

1.2	“Senior Secured Parties” shall mean the Secured Parties under and as defined in the Credit Agreement.

1.3	“Subordinated Obligations” shall mean any Indebtedness and each other obligation of the Borrower owing to any Subordinated Lender.

1.4	“Subordinated Lenders” shall mean each and every Person to whom any of the Subordinated Obligations is owed and any holder of any document evidencing such Subordinated Obligations.

Section 2. Ranking of Senior Secured Obligations. Until the repayment in full in cash of all of the Senior Secured Obligations and the termination of all Commitments (the “Loan Maturity Date”), (a) the Subordinated Lenders, the Borrower and each of its Subsidiaries hereby agree that all Subordinated Obligations are and shall be subordinated in right of payment and liquidation in relation to all Senior Secured Obligations to the extent and in the manner hereinafter set forth, (b) no payments or other distributions whatsoever in respect of any part of the Subordinated Obligations shall be made nor shall any property or assets of the Borrower or any of its Subsidiaries (nor any property or assets of the Borrower that constitute Collateral) be applied to the purchase or other acquisition or retirement of any part of the Subordinated Obligations, and (c) each of the Subordinated Lenders agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower or any of its Subsidiaries (whether directly or indirectly), by set-off or in any other manner, the Subordinated Obligations, or any security therefor, except with the prior written consent of each of the Senior Secured Parties.

Section 3. No Payment in Certain Circumstances. At all times prior to the Loan Maturity Date, and without limitation of the rights of the Senior Secured Parties under the terms of the Loan Documents:

3.1	upon any distribution or application of the assets of the Borrower or any of its Subsidiaries in connection with any liquidation, dissolution or other proceeding for the winding up of the Borrower or any of its Subsidiaries (whether partial or complete) or any proceeding for insolvency or bankruptcy (whether voluntary or involuntary) or any receivership, reorganization or other similar case or proceeding in connection therewith, or any assignment for the benefit of creditors or arrangement with creditors, whether or not pursuant to the insolvency, bankruptcy or similar laws of any jurisdiction, or the sale of all or substantially all of the assets of the Borrower or any of its Subsidiaries or any other marshalling of assets and liabilities of the Borrower or any of its Subsidiaries:

3.1.1	the Senior Secured Obligations shall first be irrevocably and indefeasibly paid in full in cash and all Commitments shall have been terminated before any of the Subordinated Lenders shall be entitled to receive any payment on account of the Subordinated Obligations or any other interests in the Borrower or any of its Subsidiaries arising from the Subordinated Obligations whether in cash, securities or other assets; and

3.1.2	any payment or distribution of assets of the Borrower or any of its Subsidiaries of any kind or character in respect of the Subordinated Obligations to which any of the Subordinated Lenders would be entitled if the Subordinated Obligations were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution directly to the Senior Secured Parties until the Senior Secured Obligations are irrevocably and indefeasibly paid in full in cash and all Commitments shall have been terminated and each of the Subordinated Lenders irrevocably authorizes and empowers the Collateral Agent (or the Administrative Agent on its behalf), acting for and on behalf of the Senior Secured Parties, to receive and collect on its behalf any and all such payments or distributions;

3.3	if, for any reason whatsoever and whether pursuant to a bankruptcy, liquidation or similar proceeding or otherwise, the Borrower or any of its Subsidiaries shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property, on account or in respect of the Subordinated Obligations in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Senior Secured Parties, promptly notify the Administrative Agent and the Collateral Agent in writing of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Collateral Agent, or to any other Person (including the Administrative Agent) nominated by the Collateral Agent, to hold for the account of the Senior Secured Parties. In the event of failure of any Subordinated Lender to make any such endorsement or assignment, each of the Collateral Agent and the Administrative Agent is irrevocably authorized by the Subordinated Lenders to make the same; provided, however, that nothing in this sentence shall be deemed to restrict any rights of the Senior Secured Parties to enforce in any manner provided under applicable law the obligation of a Subordinated Lender to make any such endorsement or assignment; and

3.4	notwithstanding any provision to the contrary herein or in any other agreement or document, no payment or delivery shall be made to the Subordinated Lenders of any securities, assets, debts, loans, advances, liabilities or obligations which are issued or received upon any merger, consolidation, sale, lease, transfer or other disposal by any Person succeeding to the Borrower or any of its Subsidiaries or acquiring the Borrower’s or any of its Subsidiary’s property or assets, unless such securities, assets, debts, loans, advances, liabilities and obligations are (a) if the Subordinated Obligations (or any note or other instrument representing the Subordinated Obligations) are pledged to the Senior Secured Parties, pledged in favor of the Senior Secured Parties and (b) subordinate and junior at least to the extent provided herein to the irrevocable and indefeasible payment in full in cash of all Senior Secured Obligations and to the payment of any securities, assets, debts, loans, advances, liabilities or obligations which are issued in exchange or substitution for any such Senior Secured Obligations.

Section 4. Authorizations to Agents. At all times prior to the Loan Maturity Date, and without limitation of the rights of the Senior Secured Parties under the terms of the Loan Documents, each Subordinated Lender (a) irrevocably authorizes and empowers (without imposing any obligation on) each of the Collateral Agent and the Administrative Agent to claim, enforce, demand, sue for, collect and receive all payments and distributions on or in respect of the Subordinated Obligations which are required to be paid or delivered to any Senior Secured Party, as provided herein, and to file and prove all claims therefor, give receipts and take all such other action, in the name of such Subordinated Lender or otherwise, necessary or appropriate for the enforcement of these subordination provisions, (b) irrevocably authorizes and empowers (without imposing any obligation on) each of the Collateral Agent and the Administrative Agent to vote the Subordinated Obligations in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower or any of its Subsidiaries generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower or any of its Subsidiaries, and (c) agrees to execute and deliver to the Collateral Agent and the Administrative Agent all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action deemed necessary or requested by any Senior Secured Party in its sole discretion, in order to enable the Collateral Agent and the Administrative Agent, as applicable, to accomplish the foregoing.

Section 5. Non-Impairment. None of the Senior Secured Obligations shall be impaired (or deemed to be impaired) by the Senior Secured Parties taking the following actions:

5.1	agreeing with the Borrower or any of its Subsidiaries, any Subordinated Lender or any other Person as to any amendment, variation, assignment, novation, extension or departure (however substantial or material) of, to or from any Loan Document (including changing the manner, place or terms of payment of or extending the time of payment of, or renewing or altering, the Senior Secured Obligations, or otherwise amending or supplementing in any manner the Senior Secured Obligations or any instrument evidencing the same or any agreement under which the Senior Secured Obligations are outstanding, or any Loan Document) so that any such amendment, variation, assignment, novation or departure shall, whatever its nature, be binding upon the Subordinated Lenders in all circumstances;

5.2	releasing, granting any time, any indulgence or any waiver of any kind to, or composition with the Borrower or any of its Subsidiaries, any Subordinated Lender or any other Person (including, without limitation, the waiver of any breach of the Loan Documents or the exercise or the failure to exercise any rights against the Borrower or any of its Subsidiaries and/or any other Person), or entering into any transaction or arrangements whatsoever with or in relation to the Borrower or any of its Subsidiaries, any Subordinated Lender and/or any other Person;

5.3	taking, accepting, varying, dealing with, exchanging, renewing, enforcing, failing to enforce, take up or perfect, abstaining from enforcing, surrendering or releasing any security, right of recourse, set-off or combination or other right, remedy or interest held by the Senior Secured Parties in connection with the Senior Secured Obligations or any part thereof, or acting in relation to the Loan Documents in such manner as it thinks fit;

5.4	failing to present or observe any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

5.5	claiming, proving for, accepting or transferring any payment in respect of the Senior Secured Obligations in any composition by, or winding up of, the Borrower or any of its Subsidiaries, any Subordinated Lender and/or any other Person or abstaining from so claiming, proving for, accepting or transferring; or

5.6	actually or purportedly assigning all or any portion of the Senior Secured Obligations to any other Person.

To the fullest extent permitted by applicable law, no change of law or circumstances shall release or diminish any of the Subordinated Lenders’ liabilities, agreements or duties hereunder, affect the provisions set forth herein in any way, or afford the Subordinated Lenders any recourse against any of the Senior Secured Parties.

Section 6. Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Senior Secured Parties, the Subordinated Lenders, and their respective successors and permitted assigns.

Section 7. Subordination of Liens. Without limitation of any other provisions of this Exhibit L, neither the Borrower nor any of its Subsidiaries shall create or suffer to exist any Lien on any of its property benefiting the Subordinated Obligations. If in contravention of this Section 7, any such Liens shall now or hereafter secure or benefit the Subordinated Obligations, whether arising by statute, in law or equity or by contract, then, without limiting any of the Senior Secured Parties’ rights in respect of such breach, such Lien shall and is hereby expressly subordinated and made secondary and inferior to the Liens now or hereafter securing or benefiting the Senior Secured Obligations.

Section 8. Reinstatement. If any payment to any of the Senior Secured Parties by the Borrower or any of its Subsidiaries or any other Person in respect of any of the Senior Secured Obligations is held to constitute a preference or a voidable transfer under applicable law, or if for any other reason any Senior Secured Party is required to refund such payment to the Borrower, any of its Subsidiaries or to such Person or to pay the amount thereof to any other Person, such payment to such Senior Secured Party shall not constitute a release of any of the Subordinated Lenders from any of their liability hereunder, and each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Section 9. Restrictions on Transfers. None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Obligations and under these subordination provisions unless the transferee of such interest first agrees in writing to be bound by the terms of this Exhibit L applicable to the transferor of such interest and executes an instrument to that effect.

Section 10. Affirmative Covenants of the Subordinated Lenders. Each of the Subordinated Lenders shall:

10.1	at all times prior to the Loan Maturity Date, promptly deliver to each of the Collateral Agent and the Administrative Agent copies of each amendment or modification to any agreement relating to the Subordinated Obligations to which such Subordinated Lender is a party that would affect or alter these subordination provisions;

10.2	at all times prior to the Loan Maturity Date, cause to be clearly inserted in any instrument which at any time evidences any part of the Subordinated Obligations owing to such Subordinated Lender a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Exhibit L;

10.3	cause its right to receive any payment in respect of the Subordinated Obligations to be (and, upon the creation of the Subordinated Obligation, each Subordinated Lender acknowledges and agrees that such Subordinated Obligation is and shall be) subject to the Liens created by the Security Documents and, if required by applicable law, cause any agreement or instrument evidencing such right to be registered or filed with the appropriate Governmental Authorities in order to perfect such Liens created by the Security Documents and cause any instrument which at any time evidences any part of the Subordinated Obligations owing to such Subordinated Lender and any proceeds deriving therefrom to be pledged in favor of the Senior Secured Parties and an original of such instrument shall be delivered to the order of the Collateral Agent (or its designee) with appropriate endorsements thereto executed in blank; and

10.4	file all documents or instruments necessary or advisable and do all things as the Collateral Agent or the Administrative Agent may reasonably request in order to carry out more effectively the intent and purpose of these subordination provisions.

Section 11. Negative Covenants of the Subordinated Lenders. At all times prior to the Loan Maturity Date, none of the Subordinated Lenders shall:

11.1	create, agree to create or permit to exist, any Lien (howsoever ranking in point of priority) of any nature whatsoever in, over or affecting the Subordinated Obligations owing to such Subordinated Lender;

11.2	without the prior written consent of the each of the Senior Secured Parties, sue for payment of, or accelerate the maturity of, or initiate any proceedings or take any other actions to enforce any of the Subordinated Obligations owing to such Subordinated Lender;

11.3	whether by set-off, counter-claim or otherwise, reduce any amount owing by such Subordinated Lender to the Borrower or any of its Subsidiaries by an amount payable by the Borrower or any of its Subsidiaries or any of their respective Affiliates or any other Person to such Subordinated Lender in respect of the Subordinated Obligations;

11.4	initiate, support, permit or join any creditor in bringing any proceeding against the Borrower or any of its Subsidiaries under any bankruptcy, insolvency, reorganization, receivership or similar law of any jurisdiction (to recover all or any part of the Subordinated Obligations or any other liability owed to such Subordinated Lender), except in connection with the filing of a proof of claim in any such proceeding or otherwise at the written request of the Collateral Agent or the Administrative Agent;

11.5	permit to subsist or receive any guarantee or other assurance against loss in respect of all or any part of the Subordinated Obligations owing to such Subordinated Lender (other than those guarantees and/or assurances against loss that a Subordinated Lender would normally acquire in the ordinary course of business, based upon its exercise of prudent business judgment, including, but not limited to political risk insurance, currency and interest rate hedging agreements, and other similar instruments; provided that such guarantees and/or assurances do not give rise to any direct or indirect recourse against the Borrower or any of its Subsidiaries by the providers of such guarantees and/or assurances) or accept, or otherwise take, any collateral security for such Subordinated Obligations or commence enforcement proceedings with respect to, or against, any collateral security for such Subordinated Obligations;

11.6	subordinate all or any part of the Subordinated Obligations owing to such Subordinated Lender or the proceeds thereof to any sums owing by the Borrower or any of its Subsidiaries to any Persons other than the Senior Secured Parties; or

11.7	take or omit to take any action whereby the subordination hereunder of all or any part of the Subordinated Obligations may be impaired.

Section 12. Waiver of Subrogation.

12.1	Notwithstanding anything to the contrary herein or in any other Loan Document, at all times prior to the Loan Maturity Date, each of the Subordinated Lenders irrevocably waives any claim or other rights which it may now have or hereafter acquire against the Borrower or any of its Subsidiaries that arise from the existence or performance of its Senior Secured Obligations hereunder including any and all rights of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Senior Secured Parties against the Borrower or any of its Subsidiaries, or any security which the Senior Secured Parties may now have or hereafter acquire, by any payment made hereunder or otherwise, including the right to take or receive from the Borrower or any Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.

12.2	For the purposes of such waiver of subrogation, any payments or distributions to the Senior Secured Parties of any cash, property or securities to which the Subordinated Lenders would be entitled except for these provisions shall, as between the Borrower or any of its Subsidiaries, on the one hand, and the Subordinated Lenders and their respective other creditors, on the other hand, be deemed to be a payment by the Borrower or any of its Subsidiaries, as the case may be, to or on account of the Senior Secured Obligations.

Section 13. Exercise of Powers.

13.1	The Senior Secured Parties shall be entitled to exercise their rights and powers under these subordination provisions in such a manner and at such times as the Senior Secured Parties in their absolute discretion may determine. None of the Senior Secured Parties shall be liable for any losses arising in connection with the exercise of or failure to exercise any of its rights, powers and discretions hereunder.

13.2	The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.

EXHIBIT L

FORM OF REAFFIRMATION AGREEMENT

This REAFFIRMATION AGREEMENT, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CKX, INC., a Delaware corporation (the “Borrower”), THE U.S. SUBSIDIARY GUARANTORS IDENTIFIED ON THE SIGNATURE PAGES HERETO (together with the Borrower, the “Reaffirming Parties” and each a “Reaffirming Party”) and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Credit Agreement (as defined below);

WHEREAS, the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Collateral Agent have entered into the Amended and Restated Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), which amends and restates in its entirety the Revolving Credit Agreement, dated as of May 24, 2006 (as amended by the First Amendment and Waiver, dated as of February 20, 2007, the Second Amendment, dated as of June 1, 2007, the Third Amendment, dated as of September 27, 2007, the Fourth Amendment, dated as of March 12, 2010, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), among the Borrower, the lenders party thereto, Bear Stearns Corporate Lending, Inc., as administrative agent, and the other agents and arrangers party thereto;

WHEREAS, each Reaffirming Party is party to one or more of the Loan Documents and expects to realize, or has realized, substantial direct and indirect benefits as a result of the Amended and Restated Credit Agreement and the consummation of the transactions contemplated thereby; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the effectiveness of the Credit Agreement and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Reaffirmation

SECTION 1.01.  Reaffirmation of Security Interest.

(a) Each of the Reaffirming Parties hereby acknowledges that it has reviewed the Amended and Restated Credit Agreement and consents to (i) the amendment and restated of the Original Credit Agreement effected pursuant to the Amended and Restated Credit Agreement, (ii) the terms, conditions and other provisions of the Amended and Restated Credit Agreement and (iii) the transactions contemplated thereby and by the other Loan Documents.

(b) Each Reaffirming Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee and/or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations (including all such Obligations as amended, extended, modified, reaffirmed and/or increased pursuant to the Amended and Restated Credit Agreement), including without limitation the payment and performance of all such Obligations that are joint and several obligations of each Guarantor or Grantor (as defined in the Guarantee and Collateral Agreement) now or hereafter existing, (ii) grants to the Collateral Agent for the benefit of the Secured Parties a security interest in and continuing Lien on all of such Reaffirming Party’s right, title and interest in, to and under all Collateral (as defined in the Guarantee and Collateral Agreement), in each case whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations (including all such Obligations as amended, extended, modified, reaffirmed and/or increased pursuant to the Amended and Restated Credit Agreement), subject to the terms contained in the applicable Loan Documents, (iii) confirms its payment obligations, guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is a party, and (iv) acknowledges and agrees that each Lender providing or converting Loans pursuant to the Amended and Restated Credit Agreement is a “Lender” and a “Secured Party” for all purposes under the Loan Documents.

(c) Each Reaffirming Party acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound, and each of such Reaffirming Party’s payment obligations, guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is a party, shall continue in full force and effect and that all of such obligations shall be valid and enforceable and shall not be impaired, affected or limited by the execution or effectiveness of the Amended and Restated Credit Agreement. Each Loan Party represents and warrants that all representations and warranties contained in the Loan Documents to which it is a party or otherwise bound are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) on and as of the Restatement Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it was true and correct in all respects) on and as of such earlier date.

ARTICLE II
Miscellaneous

SECTION 2.01. Notices. All notices hereunder shall be given in accordance with Section 10.2 of the Amended and Restated Credit Agreement; provided that, for this purpose, the address of each Reaffirming Party shall be the one specified for the Borrower under the Amended and Restated Credit Agreement.

SECTION 2.02. Loan Document. This Agreement is a Loan Document executed pursuant to the Amended and Restated Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 2.03. Effectiveness; Counterparts. This Agreement shall become effective on the Restatement Date, upon receipt by the Collateral Agent (or its counsel) of copies hereof which, when taken together, bear the signatures of each of the Reaffirming Parties set forth on the signature pages hereto. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (in pdf or tif format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 2.04.  No Novation. This Agreement shall not extinguish the obligations of the Reaffirming Parties outstanding under the Original Credit Agreement or discharge or release the priority of any Loan Document, any security interest or Lien granted or purported to be granted pursuant to the Guarantee and Collateral Agreement or otherwise in connection with the Original Credit Agreement or the Amended and Restated Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement, any security interest granted pursuant to the Guarantee and Collateral Agreement or otherwise in connection with the Original Credit Agreement, which shall remain in full force and effect, except to any extent modified hereby or by other Loan Documents, instruments or agreements executed concurrently herewith. Nothing in this Agreement shall be construed as a release or other discharge of the Borrower or any other Loan Party under any Loan Document from any of its obligations and liabilities under the Original Credit Agreement or the other Loan Documents.

SECTION 2.05. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 2.06. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 2.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF THE GUARANTEE AND COLLATERAL AGREEMENT UNDER THE HEADINGS “SUBMISSION TO JURISDICTION; WAIVERS” (SECTION 8.12), “ACKNOWLEDGMENTS” (SECTION 8.13) AND “WAIVER OF JURY TRIAL” (SECTION 8.16) ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS, AS IF FULLY SET FORTH HEREIN.

IN WITNESS WHEREOF, each Reaffirming Party and the Collateral Agent have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CKX, INC.

By:
Name:
Title:

U.S. SUBSIDIARY GUARANTORS:

[      ]

By:
Name:
Title:

U.K. SUBSIDIARY GUARANTORS:

[      ]

By:
Name:
Title:

EXHIBIT M

FORM OF NON-DISTURBANCE AGREEMENT

This NON-DISTURBANCE AGREEMENT (this “Agreement”) is made and entered as of the 15th day of April, 2011, by and between JPMorgan Chase Bank, N.A., as collateral agent under the CKX Security Agreement (in such capacity, together with its successors and permitted assigns in such capacity, “CKX Agent”), 19 Entertainment Limited, a company incorporated in England and Wales (“Guarantor”), CKX, Inc., a Delaware corporation (“Borrower”), dick clark productions, inc., a Delaware corporation (“DCP”), and The Bank of New York Mellon Trust Company, N.A., as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, “DCP Agent”, and together with CKX Agent, the “Agents”) under the Pledge and Security Agreement dated as of August 13, 2010 among dcp LLC, a Delaware limited liability company, DCP and certain of their respective affiliates and DCP Agent (the “DCP Security Agreement”).

RECITALS

WHEREAS, Guarantor and DCP are, pursuant to certain agreements, co-owners of all intellectual property and all other rights related to the television series currently known as So You Think You Can Dance, including without limitation the copyright registrations listed on Schedule A attached hereto and any other copyright registrations, whether now or hereafter filed (collectively, the “Copyrights”), the registered trademarks listed on Schedule A attached hereto and any other registered trademarks, whether now or hereafter filed (collectively, the “Trademarks”, and together with the Copyrights and all other intellectual property related to So You Think You Can Dance, the “IP Collateral”), and share equally in all profits generated by So You Think You Can Dance (the “Profits” and together with the IP Collateral, the “Collateral”);

WHEREAS, pursuant to the Guarantee and Collateral Agreement, dated as of May 24, 2006, by and among Borrower, Guarantor, each other guarantor from time to time party thereto and CKX Agent (as amended, restated, amended and restated, supplemented, renewed, replaced, extended, modified or reaffirmed from time to time (including, without limitation, pursuant to the Reaffirmation Agreement, dated as of April 15, 2011, among Borrower, Guarantor and the other guarantors party thereto, the “CKX Security Agreement”), CKX Agent has a first priority security interest in all of Borrower’s and Guarantor’s assets, including without limitation Borrower’s and Guarantor’s rights in, to, and under the Collateral;

WHEREAS, pursuant to the DCP Security Agreement, DCP Agent has a first priority security interest in all of DCP’s assets, including without limitation DCP’s rights in, to, and under the Collateral;

WHEREAS, as a condition of CKX Agent and the lenders party thereto entering into the CKX Security Agreement, CKX Agent, Borrower, Guarantor, DCP Agent and DCP wish to enter into this Agreement to clarify the Agents’ respective rights to the Collateral, and to set forth each Agent’s agreement not to take any action that could interfere with or disturb the other Agent’s rights to the Collateral;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. CKX Agent, DCP Agent, Borrower, Guarantor and DCP each represents that (i) it has the power and authority to enter into this Agreement, and that its entry into this Agreement shall not conflict with or violate any law, regulation, judgment, decree, consent order or contractual agreements to which it is subject or otherwise bound; and (ii) this Agreement constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

2. Guarantor acknowledges and agrees that its rights in, to, and under the Collateral are limited to its co-ownership of the IP Collateral with DCP and its equal sharing of the Profits with DCP.

3. DCP acknowledges and agrees that its rights in, to, and under the Collateral are limited to its co-ownership of the IP Collateral with Guarantor and its equal sharing of the Profits with Guarantor.

4. CKX Agent agrees that, with respect to the Collateral, its security interest pursuant to the CKX Security Agreement only grants it a security interest in Borrower’s and Guarantor’s rights in, to, and under the Collateral.

5. DCP Agent agrees that, with respect to the Collateral, its security interest pursuant to the DCP Security Agreement only grants it a security interest in DCP’s rights in, to, and under the Collateral.

6. CKX Agent agrees that, so long as the DCP Security Agreement is in effect, irrespective of any breach or default of any obligations by any of the parties thereto, CKX Agent will not take any action against Borrower or any of its affiliates, including Guarantor, that interferes with, disturbs, or otherwise adversely affects DCP Agent’s security interest in DCP’s rights in, to, and under the Collateral.

7. DCP Agent agrees that, so long as the CKX Security Agreement is in effect, irrespective of any breach or default of any obligations by any of the parties thereto, DCP Agent will not take any action against DCP or any of its affiliates that interferes with, disturbs, or otherwise adversely affects CKX Agent’s security interest in Borrower’s and Guarantor’s rights in, to, and under the Collateral.

8. If, notwithstanding Paragraphs 4 through 7 above, any portion of the Collateral shall be assumed, assigned, taken in satisfaction of debt, sold, transferred, or conveyed by any Agent or any agent thereof through foreclosure or other means (including judicial or non-judicial sale), then such Agent shall cause the party receiving such portion of the Collateral to acknowledge in writing the other Agent’s security interest in, and rights in, to, and under the Collateral.

9. Guarantor, Borrower, DCP and the Agents acknowledge that the provisions of this Agreement do not alter the pre-existing rights of the parties in the Collateral.

10. This Agreement constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements by and among the parties, whether oral or written, regarding such subject matter. This Agreement may be modified, changed or amended only in writing signed by the parties hereto, or their respective successors and assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns. Each Agent shall only be bound by this Agreement for so long as it is a secured party under either the CKX Security Agreement or DCP Security Agreement, as applicable. No Agent shall be liable for any breach or default of the other Agent. Each Agent agrees that it shall not transfer or assign any interest in the CKX Security Agreement or DCP Security Agreement, as applicable, without first obtaining a written agreement from such transferee or assignee agreeing to be bound by the terms of this Agreement in form and substance satisfactory to the other Agent.

11. Each Agent represents and warrants to the other Agent that, as of the date hereof, such Agent has not initiated foreclosure proceedings and is not exercising remedies under the CKX Security Agreement or DCP Security Agreement, as applicable, against the Borrower, Guarantor or DCP, or any of their assets, and has no present intention to do so.

12. Because the award of monetary damages would be an inadequate remedy, in the event of a breach or threatened breach by any Agent of any of the provisions of this Agreement, each Agent shall be entitled to an injunction restraining the breaching Agent from undertaking any such breach or threatened breach. Nothing herein shall be construed as prohibiting each Agent from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the other Agent. In no event shall any Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

13. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of New York, excluding its principles of conflict of laws.

14. This Agreement may be executed in any number of counterparts, all of which counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

15. In connection with its execution and acting hereunder, each of the CKX Agent and the DCP Agent are entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to each of them under, respectively, the CKX Security Agreement and the DCP Security Agreement.

16. Each party hereto acknowledges that The Bank of New York Mellon Trust Company, N.A. is entering into this agreement solely in its capacity as collateral agent under the DCP Security Agreement and not in its individual capacity and in no event shall The Bank of New York Mellon Trust Company, N.A. be personally liable in connection with this Agreement, all such liability, if any, being expressly waived by the parties hereto and any person claiming by, through or under such party.

17. Each party hereto acknowledges that JPMorgan Chase, N.A. is entering into this agreement solely in its capacity as collateral agent under the CKX Security Agreement and not in its individual capacity and in no event shall JPMorgan Chase, N.A. be personally liable in connection with this Agreement, all such liability, if any, being expressly waived by the parties hereto and any person claiming by, through or under such party.

18. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

19. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower:

CKX, Inc.

650 Madison Avenue, 16th Floor

New York, New York 10022

Attention: General Counsel

Telecopy: (212) 753-3188

Telephone: (212) 407-9101

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention: William Schwitter, Esq.

Telecopy: (212) 230-7834

Telephone: (212) 318-6400

(b) if to the Guarantor:

19 Entertainment Limited

c/o CKX, Inc.

650 Madison Avenue, 16th Floor

New York, New York 10022

Attention: General Counsel

Telecopy: (212) 753-3188

Telephone: (212) 407-9101

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention: William Schwitter, Esq.

Telecopy: (212) 230-7834

Telephone: (212) 318-6400

(c) if to DCP:

dick clark productions, inc.
2900 Olympic Blvd Santa Monica, California 90404
Attention: General Counsel
Telecopy: (310) 255-4661
Telephone: (310) 255-4600.

With a copy to:

Kenneth G. Alberstadt
Akerman Senterfitt LLP
335 Madison Avenue 26th Floor
New York, New York 10017
Telephone: (212) 880-3800
Telecopy: (212) 880-8965

(d) if to CKX Agent:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Attention: Peter Thauer

Telecopy: (212) 270-5127

Telephone: (212) 270-6289

and

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10

Houston, Texas 77002

Attention: Sheila King

Telecopy: (713) 750-2878

Telephone: (713) 750-2242

and

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10

Houston, Texas 77002

Attention: Sylvia Gutierrez

Telecopy: (713) 750-2878

Telephone: (713) 750-7919

With a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

Attention: Michèle Penzer, Esq.

Telecopy: (212) 751-4864

Telephone: (212) 906-1245

(e) if to DCP Agent:

The Bank of New York Mellon Trust Company, N.A., Corporate Trust Administration

700 S. Flower Street, 5th Floor, Los Angeles, California 90017 Telecopy: (213) 630-6298

Telephone: (213) 630-6489.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 19 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 19. Notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Party provided from time to time by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, CKX Agent, DCP Agent, Borrower, Guarantor and DCP have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

JPMORGAN CHASE BANK, N.A., not in its	THE BANK OF NEW YORK MELLON TRUST
individual capacity, but solely as	COMPANY, N.A., not in its
collateral agent	individual capacity, but solely as
By:	collateral agent
—	By:
Name: Title:	— Name:
Title:
CKX, INC. By:	19 ENTERTAINMENT LIMITED By:

Name:	Name:
Title:	Title:
dick clark productions, inc. By:

Name:
Title:

SCHEDULE A
(attached separately)